EXHIBIT (4g)


           SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                   Dated as of November 6, 1995

                              among

                 ZENITH ELECTRONICS CORPORATION,

                           as Borrower,

              GENERAL ELECTRIC CAPITAL CORPORATION,

                       as Agent and Lender,

           THE BANK OF NEW YORK COMMERCIAL CORPORATION,

                            as Lender,

                                and

                 CONGRESS FINANCIAL CORPORATION,

                            as Lender



                        TABLE OF CONTENTS

                                                             PAGE

1.   AMOUNT AND TERMS OF CREDIT. . . . . . . . . . . . . . . . .1
     1.1   Revolving Credit Advances . . . . . . . . . . . . . .1
     1.2   Prepayment. . . . . . . . . . . . . . . . . . . . . .2
     1.3   Required Annual Reduction . . . . . . . . . . . . . .5
     1.4   Letters of Credit . . . . . . . . . . . . . . . . . .6
     1.5   Use of Proceeds . . . . . . . . . . . . . . . . . . .6
     1.6   Single Loan . . . . . . . . . . . . . . . . . . . . .6
     1.7   Interest on Revolving Credit Loan . . . . . . . . . .6
     1.8   Eligible Accounts . . . . . . . . . . . . . . . . . .9
     1.9   Eligible Inventory. . . . . . . . . . . . . . . . . .9
     1.10  Fees. . . . . . . . . . . . . . . . . . . . . . . . .9
     1.11  Cash Management Systems . . . . . . . . . . . . . . 10
     1.12  Receipt of Payments . . . . . . . . . . . . . . . . 10
     1.13  Application and Allocation of Payments. . . . . . . 10
     1.14  Borrower's Loan Account and Accounting. . . . . . . 11
     1.15  Indemnity . . . . . . . . . . . . . . . . . . . . . 11
     1.16  Access. . . . . . . . . . . . . . . . . . . . . . . 13
     1.17  Taxes . . . . . . . . . . . . . . . . . . . . . . . 14
     1.18  Capital Adequacy and Other Adjustments. . . . . . . 15
     1.19  Amendment and Restatement . . . . . . . . . . . . . 17

2.   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . 18
     2.1   Conditions to the Effectiveness
           of this Agreement . . . . . . . . . . . . . . . . . 18
     2.2   Further Conditions to Each Revolving Credit Advance
           and Each of the Letter of Credit Obligations. . . . 19

3.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 19
     3.1   Corporate Existence; Compliance with Law. . . . . . 20
     3.2   Executive Offices . . . . . . . . . . . . . . . . . 20
     3.3   Corporate Power; Authorization;
           Enforceable Obligations . . . . . . . . . . . . . . 20
     3.4   Financial Statements. . . . . . . . . . . . . . . . 21
     3.5   Collateral Reports. . . . . . . . . . . . . . . . . 21
     3.6   Material Adverse Effect . . . . . . . . . . . . . . 21
     3.7   Ownership of Property; Liens. . . . . . . . . . . . 22
     3.8   Restrictions; No Default. . . . . . . . . . . . . . 22
     3.9   Labor Matters . . . . . . . . . . . . . . . . . . . 23
     3.10  Joint Ventures, Subsidiaries and
           Affiliates; Outstanding Stock and Indebtedness. . . 23
     3.11  Government Regulation . . . . . . . . . . . . . . . 24
     3.12  Margin Regulations. . . . . . . . . . . . . . . . . 24
     3.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . 25
     3.14  ERISA . . . . . . . . . . . . . . . . . . . . . . . 25
     3.15  No Litigation . . . . . . . . . . . . . . . . . . . 27
     3.16  Brokers . . . . . . . . . . . . . . . . . . . . . . 27
     3.17  Patents, Trademarks, Copyrights and Licenses. . . . 27
     3.18  Full Disclosure . . . . . . . . . . . . . . . . . . 27
     3.19  Hazardous Materials . . . . . . . . . . . . . . . . 28
     3.20  Insurance Policies. . . . . . . . . . . . . . . . . 28
     3.21  Deposit and Disbursement Accounts . . . . . . . . . 28
     3.22  Government Contracts. . . . . . . . . . . . . . . . 28
     3.23  Customer and Trade Relations. . . . . . . . . . . . 29
     3.24  Non-Material Subsidiaries . . . . . . . . . . . . . 29

4.   FINANCIAL STATEMENTS AND INFORMATION. . . . . . . . . . . 29
     4.1   Reports and Notices . . . . . . . . . . . . . . . . 29
     4.2   Communication with Accountants. . . . . . . . . . . 30

5.   AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . 30
     5.1   Maintenance of Existence and Conduct of Business. . 30
     5.2   Payment of Obligations. . . . . . . . . . . . . . . 30
     5.3   Books and Records . . . . . . . . . . . . . . . . . 31
     5.4   Litigation. . . . . . . . . . . . . . . . . . . . . 31
     5.5   Insurance . . . . . . . . . . . . . . . . . . . . . 31
     5.6   Compliance with Laws. . . . . . . . . . . . . . . . 33
     5.7   Agreements. . . . . . . . . . . . . . . . . . . . . 33
     5.8   Supplemental Disclosure . . . . . . . . . . . . . . 33
     5.9   Employee Plans. . . . . . . . . . . . . . . . . . . 33
     5.10  Environmental Matters . . . . . . . . . . . . . . . 34
     5.11  Landlords' Agreements and Bailee Letters. . . . . . 34
     5.12  Public Offering Proceeds. . . . . . . . . . . . . . 34
     5.13  Notice of Labor Matters . . . . . . . . . . . . . . 34
     5.14  Government Contracts. . . . . . . . . . . . . . . . 35

6.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . 35
     6.1   Mergers, Etc. . . . . . . . . . . . . . . . . . . . 35
     6.2   Investments, Loans and Advances.. . . . . . . . . . 36
     6.3   Indebtedness. . . . . . . . . . . . . . . . . . . . 38
     6.4   Employee Loans and Transactions . . . . . . . . . . 38
     6.5   Capital Structure and Business. . . . . . . . . . . 39
     6.6   Guaranteed Indebtedness . . . . . . . . . . . . . . 39
     6.7   Liens . . . . . . . . . . . . . . . . . . . . . . . 40
     6.8   Sale of Assets. . . . . . . . . . . . . . . . . . . 40
     6.9   Events of Default . . . . . . . . . . . . . . . . . 41
     6.10  ERISA . . . . . . . . . . . . . . . . . . . . . . . 41
     6.11  Financial Covenants . . . . . . . . . . . . . . . . 41
     6.12  Hazardous Materials . . . . . . . . . . . . . . . . 41
     6.13  Sale-Leasebacks . . . . . . . . . . . . . . . . . . 42
     6.14  Cancellation of Indebtedness. . . . . . . . . . . . 42
     6.15  Restricted Payments . . . . . . . . . . . . . . . . 42
     6.16  Fiscal Year . . . . . . . . . . . . . . . . . . . . 42
     6.17  Change of Corporate Name. . . . . . . . . . . . . . 42
     6.18  Sale of Stock . . . . . . . . . . . . . . . . . . . 43
     6.19  Bank Accounts . . . . . . . . . . . . . . . . . . . 43
     6.20  Cash Management . . . . . . . . . . . . . . . . . . 43
     6.21  Non-Material Subsidiaries . . . . . . . . . . . . . 44
     6.22  Foreign Subsidiaries. . . . . . . . . . . . . . . . 44
     6.23  No Impairment of Upstreaming. . . . . . . . . . . . 45
     6.24  Amendment of Other Debt . . . . . . . . . . . . . . 45
     6.25  Prepayments of Other Debt . . . . . . . . . . . . . 45

7.   TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.1   Termination . . . . . . . . . . . . . . . . . . . . 45
     7.2   Survival of Obligations Upon Termination of
           Financing Arrangement . . . . . . . . . . . . . . . 46

8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES. . . . . . . . . . 46
     8.1   Events of Default . . . . . . . . . . . . . . . . . 46
     8.2   Remedies. . . . . . . . . . . . . . . . . . . . . . 48
     8.3   Waivers by Borrower . . . . . . . . . . . . . . . . 49

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT . . . 49
     9.1   Assignment and Participations . . . . . . . . . . . 49
     9.2   Appointment of Agent. . . . . . . . . . . . . . . . 51
     9.3   Set Off and Sharing of Payments . . . . . . . . . . 52
     9.4   Disbursement of Funds . . . . . . . . . . . . . . . 53
     9.5   Disbursements of Advances, Payments
           and Information . . . . . . . . . . . . . . . . . . 53

10.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . 56
     10.1  Successors and Assigns. . . . . . . . . . . . . . . 56

11.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 56
     11.1  Complete Agreement; Modification of Agreement . . . 56
     11.2  Amendments and Waivers. . . . . . . . . . . . . . . 56
     11.3  Fees and Expenses . . . . . . . . . . . . . . . . . 58
     11.4  No Waiver . . . . . . . . . . . . . . . . . . . . . 59
     11.5  Remedies. . . . . . . . . . . . . . . . . . . . . . 60
     11.6  Severability. . . . . . . . . . . . . . . . . . . . 60
     11.7  Conflict of Terms . . . . . . . . . . . . . . . . . 60
     11.8  Authorized Signature. . . . . . . . . . . . . . . . 60
     11.9  GOVERNING LAW; CONSENT TO JURISDICTION. . . . . . . 61
     11.10 Notices . . . . . . . . . . . . . . . . . . . . . . 61
     11.11 Section Titles. . . . . . . . . . . . . . . . . . . 62
     11.12 Counterparts. . . . . . . . . . . . . . . . . . . . 62
     11.13 WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . 62
     11.14 Confidentiality . . . . . . . . . . . . . . . . . . 62
     11.15 Reaffirmation of Guaranty . . . . . . . . . . . . . 63


                 INDEX OF EXHIBITS AND SCHEDULES


Exhibit A-1         -   Form of Notice of Revolving Credit Advance
Exhibit A-2         -   Form of Conversion/Continuation Notice
Exhibit B           -   Form of Borrowing Base Certificate
Exhibit C           -   Form of Amended Revolving Credit Note

Schedule 1.1(a)     -   Responsible Individual of Agent
Schedule 1.2(b)     -   Material Assets
Schedule 1.8        -   Eligible Accounts
Schedule 1.9A       -   Eligible Inventory
Schedule 1.9B       -   Locations of Eligible Inventory
Schedule 1.11       -   List of Lock Box and Collection Account
                           Banks

Schedule 3.2        -   Executive Offices
Schedule 3.4        -   Financial Statements
Schedule 3.5        -   Collateral Reports
Schedule 3.7        -   Real Estate and Leases
Schedule 3.9        -   Labor Matters
Schedule 3.10       -   Ventures, Subsidiaries and Affiliates;
                           Outstanding Stock
Schedule 3.13       -   Tax Matters
Schedule 3.14       -   ERISA Plans
Schedule 3.17       -   Patents, Trademarks and Copyrights
Schedule 3.20, I    -   Insurance Standards
Schedule 3.20, II   -   Insurance Policies
Schedule 3.21       -   Deposit and Disbursement Accounts
Schedule 3.22       -   Government Contracts
Schedule 4.1(A)     -   Financial Statements and Notices --
                           Reporting

Schedule 4.1(B)     -   Collateral Reports -- Reporting
Schedule 5.1        -   Trade Names
Schedule 6.3        -   Indebtedness
Schedule 6.7        -   Liens
Schedule 6.11       -   Financial Covenants
Schedule 9.5(A)(3)  -   Lenders' Accounts
Schedule 11.8       -   Authorized Signatures
Schedule 11.10      -   Notice Addresses

Schedule A          -   Definitions
Schedule B          -   Letters of Credit
Schedule C          -   Cash Management Systems
Schedule D          -   Schedule of Documents
Schedule E          -   Tuning System Patents
Schedule F          -   Revolving Loan Commitments
Schedule G          -   Fiscal Periods


          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 6, 1995 among ZENITH ELECTRONICS CORPORATION, a Delaware corporation ("Borrower"), and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders (the "Agent"), THE BANK OF NEW YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), as Lender, and CONGRESS FINANCIAL CORPORATION, a California corporation ("Congress"), as Lender.

                             RECITALS

          A. The parties hereto are parties to a Credit Agreement dated as of May 21, 1993, as amended (the "Initial Credit
Agreement") pursuant to which the Lenders provided aggregate
Commitments of up to $90,000,000.

          B. The parties hereto are parties to a First Amended and Restated Credit Agreement dated as of May 10, 1995 (the "Prior Credit Agreement"), pursuant to which the parties amended and restated the terms of the Initial Credit Agreement.

          C. The parties hereto desire to amend and restate the Prior Credit Agreement to incorporate such further amendments as the parties have mutually agreed upon.

          D. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule A. All Schedules, Exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.   AMOUNT AND TERMS OF CREDIT

          1.1 Revolving Credit Advances. (a) Upon and subject to the terms and conditions hereof, each Lender agrees to make available, from time to time, until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, its Pro Rata Share of advances (each, a "Revolving Credit Advance") against Eligible Accounts and Eligible Inventory in an aggregate amount outstanding which, pursuant to Section 1.1(b) below, shall not at any given time exceed the lesser at such time of (i) the Maximum Revolving Credit Loan ($110,000,000 as of the Closing Date, as such amount may be reduced from time to time pursuant to the terms of this Agreement) minus the Letter of Credit Obligations, and (ii) an amount equal to the Borrowing Base minus the Letter of Credit Obligations (collectively, "Borrowing Availability"), in any case less such reserves as Agent in its reasonable credit judgment may deem appropriate from time to time. In addition, the aggregate of the Revolving Credit Advances and Letter of Credit Obligations outstanding hereunder from time to time, plus the principal balance of the Term Loan from time to time outstanding shall not exceed the lesser of (i) $150,000,000 and (ii) the Borrowing Base, in any case less such reserves as Agent in its reasonable credit judgment may deem appropriate from time to time. To the extent reasonably practicable Agent shall notify Borrower before implementing any such reserve. Until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date, Borrower may, subject to the terms and conditions hereof, from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance that is a Base Rate Loan shall be made on notice by Borrower to the individual responsible for Borrower as identified on Schedule 1.1(a) at the address specified thereon, given no later than 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance; each such notice (a "Notice of Revolving Credit Advance") shall be in the form of Exhibit A-1 hereto, specifying therein the requested date, the amount of such Revolving Credit Advance, and such other information as may be reasonably requested by Agent and shall be given in writing (by telecopy, telex or cable) or by telephone confirmed immediately in writing in the form of Exhibit A-1. Each Revolving Credit Advance that is a LIBOR Loan shall be made on delivery by Borrower to Agent of a Notice of Revolving Credit Advance or a Conversion/Continuation Notice in the form of Exhibit A-2 in accordance with Section 1.7(g) hereof.
Agent shall be entitled to rely upon, and shall be fully protected under this Agreement in relying upon, any Notice of Revolving Credit Advance and Conversion/Continuation Notice believed by Agent to be genuine and to assume that each Person executing and delivering the same was duly authorized unless the responsible individual acting thereon for Agent shall have, at the time of reliance thereon, actual knowledge to the contrary.

          (b) Borrower shall execute and deliver to each Lender an amended note to evidence the Revolving Credit Loan, such note to be in the principal amount of the Revolving Loan Commitment of such Lender, dated the Closing Date and substantially in the form of Exhibit C hereto (each an "Amended Revolving Credit Note" and, collectively, the "Amended Revolving Credit Notes"). The Amended Revolving Credit Notes shall represent, in the aggregate, the obligation of Borrower to pay the amount of the Maximum Revolving Credit Loan or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by Lenders to Borrower and all other Obligations with interest thereon as prescribed in Section
1.7. The entire unpaid balance of the Revolving Credit Loan shall be immediately due and payable on June 30, 1998, or, if earlier, upon any acceleration of the Obligations.

          1.2 Prepayment. (a) If the outstanding balance of the Revolving Credit Loan shall, at any time, exceed the lesser at such time of (i) the Maximum Revolving Credit Loan minus the Letter of Credit Obligations, and (ii) the Borrowing Base minus the Letter of Credit Obligations, Borrower shall immediately prepay the Revolving Credit Loan in the amount of such excess. In addition, if the outstanding balance of the Revolving Credit Loan shall at any time exceed the lesser at such time of (i) $150,000,000 minus the sum of the then outstanding balance of the Term Loan and Letter of Credit Obligations and (ii) the Borrowing Base minus the sum of the then outstanding balance of the Term Loan and the Letter of Credit Obligations, Borrower shall immediately prepay the Revolving Credit Loan in the amount of such excess.

          (b) Notwithstanding any provision herein contained to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result after giving effect thereto, Borrower may or may cause its Subsidiaries, as applicable, to (i) sell those Material Assets listed on Schedule 1.2(b) consisting of vacant or unused land or buildings; (ii) sell or sell and lease back those Material Assets designated as "Sale-Lease-Back Properties" on Schedule 1.2(b); provided, however, that in the case of a sale and lease back of real property at which Collateral is or may be kept, Borrower or such Subsidiary shall have obtained a landlord waiver and consent from the proposed owner of such property, in form and substance satisfactory to Agent, in its sole discretion, prior to consummation of such transaction; (iii) pledge, mortgage or otherwise encumber those Material Assets and incur Indebtedness secured by those Material Assets (other than the Tuning System Patent Licenses) designated as "Pledge Assets" on
Schedule 1.2(b) and (iv) so long as the Term Loan has been indefeasibly paid in full in cash and all commitments to make the Term Loan have been terminated, pledge or otherwise encumber Material Assets consisting of the Tuning System Patent Licenses and/or the General Intangibles constituting rights to receive royalty payments thereunder and incur Indebtedness secured thereby, subject to the following conditions:

          (A) Any Material Assets sold in accordance herewith shall be offered and sold on an arms' length basis to a Person that is not an Affiliate of Borrower or any of its Subsidiaries; the structure of any such Material Asset sale may be through a stock sale, asset sale or any similar structure or combination thereof; Borrower shall fully disclose the terms of any such sale to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; all sales shall be either for cash consideration only or for a combination of cash consideration and non-cash consideration such that no more than thirty-five percent (35%) of the total consideration shall consist of non-cash consideration, unless Agent shall otherwise consent, which consent shall not be unreasonably withheld, and all non-cash consideration, if any, shall be pledged to Agent for the benefit of the Lenders;

          (B) In the case of sale-lease-back transactions of Material Assets permitted hereby, Borrower shall fully disclose the terms of any such transaction to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; the terms of any such sale-lease-back transaction shall be reasonably acceptable to Agent; and, in the case of any such transaction involving lease or other payments by Borrower and/or any of its Subsidiaries in excess of $5,000,000 in the aggregate over the life of any such lease, the purchaser/lessor shall have entered into an intercreditor agreement with Agent and Lenders on terms reasonably satisfactory to Agent; and

          (C) In the case of Indebtedness incurred pursuant to clause (b)(iii) above with respect to Pledge Assets, Borrower shall fully disclose the terms of any transaction involving Pledge Assets to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto; the terms of any such transaction involving Pledge Assets, including the terms of any Indebtedness incurred in connection therewith, shall be reasonably acceptable to Agent; and, in the case of any such Indebtedness in excess of $5,000,000, the creditor holding the same shall have entered into an intercreditor agreement with Agent and Lenders on terms reasonably satisfactory to Agent.

          (D) Except for the Term Loan, in the case of Indebtedness secured by the Tuning System Patent Licenses, Tuning System Patents and/or General Intangibles constituting rights to receive royalty payments under the Tuning System Patent Licenses (for purposes hereof, the "Tuning System Assets") (1) the gross proceeds of such Indebtedness prior to deduction of expenses shall be not less than $20,000,000, (2) Borrower shall fully disclose the terms of any such transaction involving the Tuning System Assets to Agent in writing not less than fifteen (15) Business Days prior to becoming legally bound or committed thereto, (3) except as set forth in the immediately succeeding paragraph, such Indebtedness shall have no scheduled payments of principal due sooner than the second anniversary of the closing date thereof and shall bear interest at a rate not to exceed the Base Rate (or any similarly established prime rate or base rate) plus 1% per annum (absent a default and without regard to any imputed interest related to any warrant issued in connection with such Indebtedness), (4) such Indebtedness shall be secured solely by the Tuning System Assets and (5) such Indebtedness shall be subject to an intercreditor agreement between the holder of such Indebtedness and Agent and Lenders on terms reasonably satisfactory to Agent (such Indebtedness being hereinafter referred to as the "Royalty Financing").

          In connection with any Royalty Financing permitted pursuant to this Section 1.2(b)(D), (i) Borrower or any of its Subsidiaries may sell, assign or otherwise transfer the Tuning System Assets to any wholly-owned Subsidiary of Borrower and (ii) any transaction in which Borrower or any of its Subsidiaries sells, assigns or otherwise transfers the Tuning System Assets or undivided percentage interests therein to any trust, special-purpose entity or other financial institution, which transaction is accounted for federal tax purposes as indebtedness of Borrower and/or its Subsidiaries, shall be deemed to be a pledge and not a sale of such assets and shall be deemed to be Indebtedness within the meaning of this Section 1.2(b)(D); provided, that, with respect to clauses (i) and (ii) above, (a) all such Indebtedness is non-recourse to Borrower and each Subsidiary of Borrower other than any Subsidiary formed solely for the purpose of consummating a Royalty Financing and which has no material assets other than the Tuning System Assets, (b) the aggregate payments, whether scheduled or otherwise, made in any period with respect to all such Indebtedness shall not exceed the revenues generated by the Tuning System Assets for such period and (c) no such Indebtedness shall terminate, whether such termination is optional, voluntary or mandatory, on or prior to June 30, 1998.

          No provision herein shall be deemed to prohibit, and the Lenders hereby consent to, the Term Loan secured by a first priority security interest in the Tuning System Patent Licenses and/or General Intangibles constituting rights to receive royalty payments under the Tuning System Patent Licenses and a second priority security interest in Accounts, Inventory, other General Intangibles and Instruments, all in accordance with the Term Loan Agreement.

          Immediately upon the receipt by Borrower of the Net Proceeds of any Material Asset Disposition (including cash payments with respect to promissory notes or installment or other deferred payments received in connection therewith), Borrower shall prepay the Revolving Credit Loan in an amount equal to such Net Proceeds or, if less, the then outstanding balance of the Revolving Credit Loan, but any such prepayment shall not result in a reduction of the Maximum Revolving Credit Loan. Any prepayment of LIBOR Loans shall be accompanied by any payment of any payment required under the terms of Section 1.15(c) hereof.

          (c) Borrower shall have the right, subject to the terms and conditions of the Loan Documents and without premium or penalty, except as set forth in Section 1.15(c) hereof with respect to LIBOR Loans, on at least thirty (30) days' prior written notice to Agent to voluntarily prepay the entire Revolving Credit Loan and terminate the Revolving Loan Commitments. Upon such a prepayment and termination, Borrower's right to request and receive Revolving Credit Advances, and to request the incurrence of Letter of Credit Obligations, shall simultaneously terminate. Any such prepayment and termination shall be accompanied by the payment of all accrued and unpaid interest and all Fees and other Obligations.

          1.3 Required Annual Reduction. Borrower shall reduce the outstanding principal balance of the Revolving Credit Loan (excluding Letter of Credit Obligations) to $50,000,000 or less in the aggregate, annually, for at least twenty-one (21) consecutive days at any time during each period commencing on the first day of December in each year and ending on the 28th day of February in the following year.

          1.4 Letters of Credit. Subject to the terms and conditions of this Agreement, including Schedule B, Borrower shall have the right to request, and each Lender agrees to incur its Pro Rata Share of, the Letter of Credit Obligations in accordance with Schedule B.

          1.5 Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Credit Advances solely for (i) the payment of Fees and expenses in connection with the transactions contemplated hereby, (ii) the financing of Borrower's and its Material Subsidiaries' ordinary working capital needs and Capital Expenditures to the extent permitted hereunder, (iii) the working capital needs of the following Non-Material Subsidiaries:
Interocean Advertising Corporation, Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois which shall not exceed $15,000,000 in the aggregate during any Fiscal Year, and (iv) so long as no Event of Default shall have occurred and be continuing, the funding of mandatory sinking fund payments required under the terms of Section 3.04 of the indenture governing the Subordinated Debt.

          1.6 Single Loan. All Revolving Credit Advances, all Letter of Credit Obligations and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general Obligation of Borrower secured, until repaid in full, by all of the Collateral.

          1.7 Interest on Revolving Credit Loan. (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in arrears (i) (x) with respect to all Base Rate Loans for the preceding calendar month, on the first day of each calendar month, commencing on June 1, 1995, and (y) with respect to LIBOR Loans on the last Business Day of each LIBOR Period, (ii) on the Commitment Termination Date and (iii) if any interest accrues or remains payable after the Commitment Termination Date, upon demand by Agent.

          (b) If any interest or other payment on the Revolving Credit Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (except as otherwise provided in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (c) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, on the outstanding balance of the Revolving Credit Loan, at a floating rate equal to the Base Rate plus one percent (1.0%) per annum (the "Stated Rate"). Alternatively, so long as no Default or Event of Default shall have occurred and be continuing, Borrower may, upon delivery of a Notice of Revolving Credit Advance or Conversion/Continuation Notice to Agent not less than three Business Days prior to the intended commencement of a LIBOR Period, elect to have the Loans or a portion thereof bear interest at a per annum rate equal to the LIBOR Rate for such Interest Period plus three percent (3%) per annum (the "Adjusted LIBOR Rate"). Notwithstanding the foregoing, if in connection with the LGE Transaction, Borrower is obligated to redeem more than $30,000,000 in principal amount of the Convertible Debentures, the Stated Rate shall be a floating rate equal to the Base Rate plus one and one-quarter percent (1.25%) per annum and the Adjusted LIBOR Rate shall be the LIBOR Rate for each particular LIBOR Period plus three and one-quarter percent (3.25%) per annum. Further, notwithstanding the foregoing, if the Stated Rate and Adjusted LIBOR Rate are determined in accordance with the preceding sentence, so long as no Event of Default shall have occurred and be continuing, the Stated Rate shall be reduced to a floating rate equal to the Base Rate plus one percent (1.0%) per annum at any time when the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter for the four consecutive Fiscal Quarters then ended equals or exceeds 1.0:1.0, and the Adjusted LIBOR Rate shall be reduced to the LIBOR Rate for each particular LIBOR Period plus three percent (3.0%) per annum at any time when the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter for the four consecutive Fiscal Quarters then ended equals or exceeds 1.1:1.0. Any reduction or increase in the Stated Rate or the Adjusted LIBOR Rate based on achievement of the Fixed Charge Coverage Ratio thresholds set forth above shall be effective from and after the first day of the first Fiscal Quarter following delivery to the Lenders of Borrower's unaudited financial statements for the preceding Fiscal Quarter demonstrating that the criteria for a reduction or increase in the Stated Rate or Adjusted LIBOR Rate have been met.

          (d) Borrower may elect by 11:00 A.M. (New York time) on, the third (3rd) Business Day prior to (i) the end of each LIBOR Period with respect to any LIBOR Loans, or (ii) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Loan, with respect to a Base Rate Loan, to have all or some portion of the Revolving Credit Loan bear interest at a LIBOR Rate for one or more succeeding LIBOR Periods (and to specify that portion of the Revolving Credit Loan to which such LIBOR Rate shall apply) as designated by Borrower in a Conversion/Continuation Notice. If no election is received with respect to a LIBOR Loan by 11:00 A.M. (New York time) on the third (3rd) Business Day prior to the end of the applicable LIBOR Period with respect to such LIBOR Loan (or a Default or Event of Default shall have occurred and is continuing), such LIBOR Loan shall be converted to a Base Rate Loan at the end of the LIBOR Period. Borrower shall make such election by irrevocable notice to Agent and each Lender in writing, by telecopy. Borrower shall have the option to (1) convert at any time all or any part of the outstanding Revolving Credit Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Base Rate Loans to LIBOR Loans or (2) upon the expiration of any LIBOR Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Loan and the succeeding LIBOR Period(s) of such continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued; provided that LIBOR Loans may only be converted into Base Rate Loans on the expiration date of a LIBOR Period applicable thereto; and provided, further, that no outstanding Loan may be continued as, or be converted into, a LIBOR Loan when any Default or Event of Default has occurred and is continuing.

          (e) All computations of interest and Fees calculated on a per annum basis shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. In the case of Base Rate Loans, the Stated Rate shall be calculated based on the Base Rate as in effect on each day. Each determination by Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

          (f) So long as any Default or Event of Default shall have occurred and be continuing, the interest rate applicable to the Obligations shall be increased, at the option of Agent, by two percent (2%) per annum above the Stated Rate from time to time applicable (the "Default Rate").

          (g) Notwithstanding anything to the contrary set forth in this Section 1.7, if, at any time until payment in full of all of the Obligations, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, from the making of such advances hereunder is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since May 10, 1995, as otherwise provided in this Agreement or the Prior Loan Agreement. Thereafter, the interest rate payable hereunder shall be the applicable rate of interest prescribed in
Section 1.7 of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 1.7(g), shall make a final determination that a Lender has received interest hereunder or under any of the other Loan Documents in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder, then to the outstanding principal of the Obligations, then to Fees and any other unpaid Obligations and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

          1.8 Eligible Accounts. Based on the most recent Schedule of Accounts delivered by Borrower to Agent and on other information available to Agent, Agent shall determine in its reasonable credit judgment which Accounts shall be deemed to be "Eligible Accounts" for purposes of determining the amounts, if any, to be advanced to Borrower. In determining whether a particular Account constitutes an Eligible Account, Agent shall not include any such Account which is subject to any of the criteria set forth on Schedule 1.8.

          1.9 Eligible Inventory. Based on the most recent Schedule of Inventory delivered by Borrower to Agent and on other information available to Agent, Agent shall determine in its reasonable credit judgment which Inventory shall be deemed to be "Eligible Inventory" for purposes of determining the amounts, if any, to be advanced to Borrower. In determining whether any particular Inventory constitutes Eligible Inventory, Agent shall not include Inventory which is subject to any of the criteria set forth on Schedule 1.9A. Without limiting the generality of the foregoing, Eligible Inventory shall be further limited to finished goods inventory consisting of color televisions and VCRs concentrated at no more than the ten (10) locations in the continental United States which are set forth on Schedule 1.9B or such other locations in the continental United States, if any, as may be agreed to in writing by Agent.

          1.10 Fees. (a) Borrower shall pay to GE Capital, individually, the fees specified in that certain Fee Letter dated May 10, 1995, (the "GE Capital Fee Letter") to the extent payable after the date hereof, between Borrower and GE Capital at the times specified for payment therein. The GE Capital Fee Letter dated March 2, 1993 between Borrower and GE Capital is terminated as of the date hereof.

          (b) As additional compensation for Lenders' costs and risks in making the Revolving Credit Loan available to Borrower, Borrower agrees to pay to Agent, for the ratable benefit of Lenders, in arrears for the preceding month, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower's non-use of funds (the "Non-use Fee") in an amount equal to three-eighths of one percent (0.375%) per annum of the difference between the respective daily averages of (i) the Maximum Revolving Credit Loan and (ii) an amount equal to the Revolving Credit Loan plus Letter of Credit Obligations outstanding during the period for which the Non-Use Fee is due.

          1.11  Cash Management Systems.  On or prior to the
Closing Date, Borrower will establish, and Borrower will maintain, the cash management systems described on Schedule C.

          1.12 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. For purposes of computing interest and fees and determining the amount of funds available for borrowing by Borrower pursuant to
Section 1.1(a), (a) all payments (including cash sweeps) consisting of cash, wire or electronic transfers in immediately available funds shall be deemed received upon deposit in the Collection Account and notice to Agent of such deposit, and (b) all payments consisting of checks, drafts or similar non-cash items shall be deemed received upon receipt of good funds following deposit of such payment in the Collection Account and notice to Agent of such deposit.

          1.13 Application and Allocation of Payments. Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of Borrower, and Borrower irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Revolving Credit Loan and Letter of Credit Obligations, as Agent may deem advisable, notwithstanding any previous entry by Agent upon the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, the same shall be applied in the following order: (i) to then due and payable Fees and expenses payable to Agent or any Lender; (ii) to then due and payable interest payments; (iii) to Obligations other than Fees, expenses and interest and principal payments; and (iv) to then due and payable principal payments on the Revolving Credit Loan. Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrower for payment of all Fees, expenses, Charges, costs, principal, interest or other Obligations owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such Revolving Credit Advance would cause total Revolving Credit Advances to exceed Borrowing Availability or the Maximum Revolving Credit Loan. At Agent's option and to the extent permitted by law, any advances so made shall be deemed Revolving Credit Advances constituting part of the Revolving Credit Loan hereunder.

          1.14 Borrower's Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Revolving Credit Advances and payments made under Letter of Credit Obligations, (b) all payments made by Borrower and
(c) all other appropriate debits and credits as provided in this Agreement with respect to the Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. Borrower shall pay all Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

          The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's obligation to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions under the Revolving Credit Loan and setting forth the balance of the Loan Account. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 30 days after the date any such accounting is rendered, shall notify Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly and reasonably objected to in such notice shall be deemed to be disputed by Borrower. Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall notify Agent of its continued objection within 30 days following Agent's notifying Borrower of such determination.

          1.15 Indemnity. (a) Borrower shall indemnify and hold each of Agent, Lenders and their respective Affiliates, officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigations or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended under this Agreement and the other Loan Documents or in connection with or arising out of the transactions contemplated hereunder and thereunder, including any and all Environmental Liabilities and Costs; provided that Borrower shall not be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from such Indemnified Person's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted. NEITHER AGENT, ANY LENDER NOR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR DIRECT, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED UNDER THE LOAN DOCUMENTS.

          (b) Borrower hereby acknowledges and agrees that neither Agent nor any Lender (i) is now, or has ever been, in control of Borrower's or any of its Subsidiaries' affairs or (ii) has the capacity through the provisions of the Loan Documents or otherwise to influence Borrower's or any of its Subsidiaries' conduct with respect to the ownership, operation or management of any property.

          (c) Borrower acknowledges that in connection with Lenders' arranging to provide the LIBOR Loans from time to time at the option of Borrower, Lenders may enter into funding arrangements with third parties ("Funding Arrangements") on terms and conditions which could result in substantial losses to such Lenders if such LIBOR Rate funds do not remain outstanding at the interest rates provided herein for the entire LIBOR Period with respect to which the LIBOR Rate has been fixed. Consequently, in order to induce Lenders to provide LIBOR Loans on the terms provided herein and in consideration for the entering into by Lenders of Funding Arrangements from time to time in contemplation thereof, if any LIBOR Loans are either not borrowed after delivery of an irrevocable borrowing notice under Section 1.7(d) or repaid in whole or in part prior to the last day of any such LIBOR Period therefor (whether such failure to borrow or repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise), Borrower shall indemnify and hold harmless each Lender from and against and in respect of any and all losses, costs and expenses resulting from, or arising out of or imposed upon or incurred by such Lender by reason of the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund such LIBOR Loans pursuant to the Funding Arrangements. The amount of any losses, costs or expenses resulting in an obligation of Borrower to make a payment pursuant to the foregoing sentence shall not include any losses attributable to lost profit to Lenders but shall represent the excess, if any, of (A) such Lender's cost of borrowing the LIBOR Rate funds pursuant to the Funding Arrangements over (B) the return to such Lender on its reinvestment of such funds; provided, however, that if any Lender terminates any Funding Arrangements in respect of the LIBOR Rate funds instead of reinvesting the funds, the amount of such losses, costs and expenses shall include the cost to such Lender of such termination. In reinvesting any funds borrowed by any Lender pursuant to the Funding Arrangements, such Lender shall take into consideration the remaining maturity of such borrowings. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to the next preceding sentence, and such calculation shall be binding on the parties hereto unless Borrower shall object thereto in writing within ten (10) Business Days of receipt thereof.

          1.16 Access. Borrower shall provide full access during normal business hours, from time to time upon one (1) Business Day's prior notice, to Agent and any of its officers, employees, designees, agents and representatives, as frequently as Agent determines, in its sole discretion, to be appropriate (unless a Default or Event of Default shall have occurred and be continuing, in which event Agent and its officers, employees, designees, agents and representatives shall have access at any and all times and without any notice), to the properties, facilities, books, records, suppliers, customers, advisors and employees (including officers) of Borrower and its Subsidiaries, to the Collateral and, either through Borrower or with Borrower present (unless a Default or Event of Default shall have occurred and be continuing, in which event Agent and its officers, employees, designees, and agents shall have access directly without going through Borrower or having Borrower present), to the accountants (including Arthur Andersen
LLP) of Borrower and its Subsidiaries. Without limiting the generality of the foregoing, Borrower shall (i) permit Agent, and any of its officers, employees, agents and representatives, to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account and (ii) permit Agent, and any of its officers, employees, agents and representatives, to inspect, review and evaluate the Accounts, Inventory and Borrower's and its Subsidiaries' books and other records, at Borrower's and its Subsidiaries' locations and at premises not owned by or leased to Borrower or any Subsidiary of Borrower. Borrower shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits and reports, business plans, files, financial statements (actual and pro forma), filings with federal, state, local and foreign regulatory agencies, and other instruments and documents which Agent may reasonably request. Borrower shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person which maintains records for Borrower or any Subsidiary of Borrower, and, if any of the records of Borrower or any Subsidiary of Borrower are maintained with any service bureau or other Person, shall maintain duplicate records or supporting documentation on media, including on computer tapes and discs owned by Borrower. Borrower shall instruct its certified public accountants and its banking and other financial institutions to make available to Agent, and its officers, employees, agents and representatives, such information and records as Agent may from time to time reasonably request. Notwithstanding the foregoing, Borrower and its Subsidiaries shall not be required to make available to Agent, and its officers, employees, designees, agents and representatives, contracts or other agreements between Borrower or any of its Subsidiaries and another Person if (i) the disclosure thereof would violate any government security clearance regulation applicable to such Person or destroy any attorney-client privilege that exists in connection with such information or (ii) such contract or other agreement contains a confidentiality provision prohibiting its provision to Agent, and its officers, employees, designees, agents and representatives; provided, that, Borrower and its Subsidiaries shall use their best efforts to obtain the consent of any other Persons party to any such contract or other agreement to the provision of such contract or other agreement to Agent, and its officers, employees, designees, agents and representatives; and, provided, further, that, in the event Borrower and its Subsidiaries are unable to obtain such consent, Borrower and its Subsidiaries shall provide Agent, and its officers, designees, agents and representatives, with copies of such contract or other agreement from which the confidential and privileged information has been redacted.

          1.17 Taxes. (a) Any and all payments by Borrower hereunder or in respect of the Amended Revolving Credit Notes shall be made, in accordance with this Section 1.17, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or in respect of the Amended Revolving Credit Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.17) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

          (b) Except as Borrower shall otherwise consent, each Lender hereby severally (but not jointly) represents that under applicable law and treaties in effect on the date of this Agreement no Taxes will be required to be withheld by Borrower with respect to any payments to be made to such Lender in respect of this Agreement, the other Loan Documents or the Revolving Credit Loan. Each Lender, if any, organized under the laws of a jurisdiction outside of the United States (a "Foreign Lender") as to which payments to be made in respect of this Agreement, the other Loan Documents or the Revolving Credit Loan are wholly or partially exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent (i) two
(2) copies of a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such Foreign Lender's entitlement to such exemption with respect to payments to be made to such Foreign Lender in respect of this Agreement, the other Loan Documents or the Revolving Credit Loan (a "Certificate of Exemption") or (ii) a letter from any such Foreign Lender stating that it is not entitled to any such exemption (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

           If a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender in respect of this Agreement, the other Loan Documents and the Revolving Credit Loan and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the immediately preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, that all such withholding shall cease upon any delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

          (c) Borrower shall indemnify and pay, within 10 days of demand therefor, Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.17) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

          (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent, at its address referred to in Section 11.10, the original or a certified copy of a receipt evidencing payment thereof.

          1.18  Capital Adequacy and Other Adjustments.

          (a) In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that, notwithstanding the foregoing, Borrower shall have no obligation to make any such payment in the event, if any, that such notice and demand was sent by such Lender more than ninety (90) days after it became aware of such law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

          (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining of any Revolving Credit Advance or portion thereof bearing interest based on the LIBOR Rate, other than an increase which is already covered as a result of the reserve adjustment applied to the LIBOR Rate pursuant to clause (b) of the definition thereof, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower, shall be binding and conclusive for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in clause (i) or (ii) above which would result in any such increased cost to such Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.18(b).

          (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain a Revolving Credit Advance bearing interest based on the LIBOR Rate, then, unless such Lender determines that it is able to (A) to make, continue to fund or maintain such Loans which bear interest based on the LIBOR Rate at another branch or office of such Lender or (B) to maintain such LIBOR Loan until the end of the respective LIBOR Period, without, in such Lender's opinion in either case, adversely affecting it or its Revolving Credit Advances or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all such outstanding LIBOR Loans, together with interest accrued thereon, to such Lender unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into a Base Rate Loan.

          (d) Upon the Agent obtaining actual knowledge of the occurrence of any of the events set forth in this Section 1.18, Agent shall promptly notify Borrower of the occurrence of such event. Borrower shall have the right within five (5) days of receipt of such notice to convert all outstanding LIBOR Loans to a Base Rate Loan.

          1.19  Amendment and Restatement.

          (a) This Agreement amends and restates in its entirety the Prior Credit Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Prior Credit Agreement shall, subject to this Section 1.19, be superseded hereby.

          (b) Upon the effectiveness of this Agreement, all references to the "Credit Agreement" or "First Amended and Restated Credit Agreement" contained in the Loan Documents delivered in connection with the Initial Credit Agreement or the Prior Credit Agreement shall be deemed to refer to this Second Amended and Restated Credit Agreement.

          (c) Notwithstanding the amendment and restatement of the Prior Credit Agreement by this Agreement, the Obligations outstanding under the Prior Credit Agreement shall remain outstanding as of the date hereof, constitute continuing
Obligations hereunder and shall continue to be secured by the Collateral.

          (d) Unless Borrower elects to deliver updated Schedules to be attached hereto (other than Schedules 1.1(a), 1.8, 1.9A, 4.1(A), 4.1(B), 6.11, 11.10 and Schedules A, B, C, D, and F
supplied by Agent), the Schedules delivered by Borrower and attached to the Prior Credit Agreement shall be deemed to have been delivered pursuant to and attached to this Agreement.

          The Obligations outstanding under the Prior Credit Agreement and the Liens securing payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of such Obligations. In furtherance of and without limiting the foregoing, from and after the date on which this Agreement becomes effective, the terms, conditions, and covenants governing the Obligations that were outstanding under the Prior Credit Agreement shall be solely as set forth in this Agreement, which shall supersede the Prior Credit Agreement in its entirety.

2.   CONDITIONS PRECEDENT

          2.1  Conditions to the Effectiveness of this Agreement.

          Notwithstanding any other provision of this Agreement, this Agreement shall not become effective and the Prior Agreement shall continue to govern the Obligations until the following conditions have been satisfied, in Agent's sole discretion, or waived in writing by Agent:

          (a) This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and each Lender.

          (b) Agent shall have received such documents, instruments and agreements as Agent may request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all documents, instruments and agreements listed in the Schedule of Documents, each in form and substance satisfactory to Agent.

          (c) Since December 31, 1994, there shall have been (i) no event the occurrence of which could have a Material Adverse Effect on the business, operations or prospects of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole; (ii) no litigation commenced which is reasonably likely to be determined adversely to Borrower or its Subsidiaries and which, if so determined, would have a Material Adverse Effect or would challenge any of the transactions contemplated by this Agreement and the other Loan Documents; (iii) no dividends or other distributions to Borrower's stockholders; (iv) no increase in liabilities, liquidated or contingent, and no decrease in assets of Borrower or any Guarantor Subsidiary which could have a Material Adverse Effect; and (v) no event the occurrence of which could have a Material Adverse Effect on the financial condition of Borrower or any Guarantor Subsidiary, except as reflected in Borrower's financial statements as of July 1, 1995 which have been delivered to Agent.

          (d) Agent, on behalf of Lenders, shall have received landlord waivers and consents, in form and substance satisfactory to Agent, with respect to each leased location, if any, where any Collateral is or may be located and as to which Agent has not received such waivers and consents pursuant to the Prior Credit Agreement.

          (e) Agent, on behalf of Lenders, shall have received bailee letters, in form and substance satisfactory to Agent, with respect to each warehouse where any Collateral is located, if any, and as to which Agent has not received such letters pursuant to the Prior Credit Agreement.

          (f)  The LGE Transaction shall have been consummated.

          2.2 Further Conditions to Each Revolving Credit Advance and Each of the Letter of Credit Obligations. It shall be a further condition to the initial and each subsequent Revolving Credit Advance and the incurrence of the initial and each subsequent Letter of Credit Obligation that the following statements shall be true on the date of each such Advance or incurrence, as the case may be:

          (a) All of Borrower's and each Domestic Subsidiary's representations and warranties contained herein or in any of the other Loan Documents shall be true and correct on and as of the Closing Date, and the date on which each such Revolving Credit Advance is made or Letter of Credit Obligation incurred, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement.

          (b) Borrower and each Guarantor Subsidiary shall be in full compliance with all of its covenants and other agreements contained herein or in any of the other Loan Documents.

          (c) No event shall have occurred and be continuing, or would result from the making of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligation which constitutes or would constitute a Default or an Event of Default.

          (d) After giving effect to such Revolving Credit Advance or the incurrence of such Letter of Credit Obligation, as the case may be, the aggregate principal amount of the Revolving Credit Loan shall not exceed the maximum amount permitted by Section 1.2(a) without requiring that a payment be made to Agent or any Lender.

The request and acceptance by Borrower of the proceeds of any Revolving Credit Advance and the request by Borrower for the incurrence by Lenders of any Letter of Credit Obligation shall be deemed to constitute, as of the date of such request or acceptance,
(i) a representation and warranty by Borrower that all of the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.   REPRESENTATIONS AND WARRANTIES

          To induce Lenders to make or continue the Revolving Credit Loan and incur Letter of Credit Obligations, in each case as herein provided for, Borrower makes the following representations and warranties to Agent and each Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement, and shall survive the execution and delivery of this Agreement:

          3.1 Corporate Existence; Compliance with Law. Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has been duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (ii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction over it, except to the extent, if any, that failure to have such licenses, permits, consents or approvals, to have made such filings, or to have given such notices, either individually or in the aggregate, would not have a Material Adverse Effect; (iv) is in compliance with its certificate or articles of incorporation and bylaws; and (v) is in compliance with all applicable provisions of law, except for any noncompliance which, either individually or in the aggregate with all circumstances of noncompliance, could not have or result in a Material Adverse Effect.

          3.2 Executive Offices. As of the Closing Date, the location of Borrower's and each Subsidiary of Borrower's executive offices and principal place of business is set forth on Schedule
3.2 and, except as set forth on Schedule 3.2, none of such locations have changed within the past six (6) months.

          3.3 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower and the Guarantor Subsidiaries of this Agreement and the other Loan Documents and all instruments and documents to be delivered by Borrower or any Guarantor Subsidiary hereunder and thereunder (in each case, to the extent such Person is a party thereto) and the creation of all Liens provided for herein and therein: (i) are within Borrower's and each Guarantor Subsidiary's corporate power;
(ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) are not in contravention of any provision of Borrower's or any Subsidiary of Borrower's certificate or articles of incorporation or bylaws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or any of its or their assets or properties is bound, where the consequence of such conflict, breach, termination, default or acceleration could have or result in a Material Adverse Effect; (vi) will not result in the creation or imposition of any Lien upon any of the assets or properties of Borrower or any Subsidiary of Borrower other than those on the assets and properties Borrower and the Guarantor Subsidiaries in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(d), all of which will have been duly obtained, made or complied with prior to the Closing Date. At or prior to the Closing Date, this Agreement and each of the other Loan Documents shall have been duly executed and delivered on behalf of or for the benefit of Borrower and the Guarantor Subsidiaries and each shall then constitute a legal, valid and binding obligation of Borrower and the Guarantor Subsidiaries enforceable against Borrower and the Guarantor Subsidiaries in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by application of general principles of equity.

          3.4 Financial Statements. Borrower has delivered the financial statements identified on Schedule 3.4 and each such financial statement complies with the description thereof contained on Schedule 3.4.

          3.5  Collateral Reports.  Borrower has delivered the
Collateral Reports identified on Schedule 3.5 and each such Collateral Report complies with the description thereof contained on Schedule 3.5.

          3.6 Material Adverse Effect. Neither Borrower nor any of its Subsidiaries, as of December 31, 1994, had any obligations, contingent liabilities, or liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the consolidated pro forma balance sheet of Borrower and its Subsidiaries dated as of such date and which could, alone or in the aggregate, have or result in a Material Adverse Effect. Between December 31, 1994 and the Closing Date, there has been (i) no event the occurrence of which could have a Material Adverse Effect on the business, operations or prospects of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole, (ii) no litigation commenced which is reasonably likely to be determined adversely to Borrower or its Subsidiaries and which, if so determined, would have a Material Adverse Effect or would challenge any of the transactions contemplated by this Agreement and the other Loan Documents, (iii) no increase in liabilities, liquidated or contingent, and no decrease in assets of Borrower or any Guarantor Subsidiary which could have a Material Adverse Effect and (iv) no event the occurrence of which could have a Material Adverse Effect on the financial condition of Borrower or any Guarantor Subsidiary, except as reflected in Borrower's financial statements as of July 1, 1995, which have been delivered to Agent. Since July 1, 1995 and until the Closing Date, no dividends, advances or other distributions have been declared, paid or made upon any Stock of Borrower and no shares of Stock of Borrower have been, or are now required to be, redeemed, retired, purchased or otherwise acquired for value by Borrower.

          3.7 Ownership of Property; Liens. (a) Except as described on Schedule 3.7, the real estate listed on Schedule 3.7 constitutes all of the real property owned, leased or used in its business by Borrower or any Subsidiary of Borrower. Borrower, or such Subsidiary of Borrower, as applicable, (i) holds title to all of its owned real estate, subject to no Liens other than Permitted Encumbrances, and has valid leasehold interests in all of its Leases (both as lessor and lessee, sublessee or assignee), all as described on Schedule 3.7, and (ii) holds title to, or valid leasehold interests in, all of its other properties and assets, and none of the properties or assets of Borrower or any Subsidiary of Borrower are subject to any Liens, except Permitted Encumbrances. Borrower or such Subsidiary of Borrower, as applicable, has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's or such Subsidiary's, as appropriate, right, title and interest in and to all such real estate and other assets and properties that are material to the conduct of its business or at which Collateral is located. Except as described on Schedule 3.7, (i) neither Borrower or any Subsidiary of Borrower nor, to the knowledge of Borrower, any other party to any such Lease described on Schedule 3.7 is in material default of its obligations thereunder or has delivered or received any notice of termination under any such Lease, and no event has occurred which, with the giving of notice, the passage of time or both, would constitute a material default under any such Lease; (ii) on the Closing Date, neither Borrower nor any Subsidiary of Borrower owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by Borrower or any Subsidiary of Borrower except as set forth on Schedule 3.7; and (iii) on the Closing Date, no portion of any real property owned or leased by Borrower or any Subsidiary of Borrower has suffered any material damage by fire or other casualty loss or a Release which has not heretofore been completely repaired and restored to its original condition or is being remedied. All permits required to have been issued or appropriate to enable the real property owned or leased by Borrower and its Subsidiaries, and material to the conduct of their respective businesses or at which any Collateral is located, to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect.

          3.8 Restrictions; No Default. No contract, lease, agreement or other instrument to which Borrower or any Subsidiary of Borrower is a party or by which it or any of its properties or assets is bound or affected and no provision of applicable law or governmental regulation has or results in a Material Adverse Effect or could have or result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower is in default, and, to Borrower's knowledge, no third party is in default, under or with respect to any contract, agreement, lease or other instrument to which it is a party where the consequence of such default, either individually or when considered in the aggregate with all such defaults, could have or result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.9 Labor Matters. There are no strikes which have lasted more than seven (7) Business Days, or, as of the Closing Date, other material labor disputes, against Borrower or any Subsidiary of Borrower that are pending or, to Borrower's knowledge, threatened. Hours worked by and payment made to employees of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters.
All payments due from Borrower or any Subsidiary of Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower or the applicable Subsidiary, as appropriate. As of the Closing Date, neither Borrower nor any Subsidiary of Borrower has any obligation under any collective bargaining agreement or any employment agreement except as set forth on Schedule 3.9 hereto, a true and complete copy of each of which has been furnished to Agent. As of the Closing Date, there is no organizing activity involving Borrower or any Subsidiary of Borrower pending or threatened by any labor union or group of employees. As of the Closing Date, except as set forth on Schedule 3.9, there are no representation proceedings pending or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Subsidiary of Borrower has made a demand for recognition. As of the Closing Date, except as set forth on
Schedule 3.9, there are no complaints or charges involving an amount in excess of $400,000 against Borrower or any Subsidiary of Borrower pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Borrower or any Subsidiary of Borrower.

          3.10 Joint Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth on
Schedule 3.10 or as otherwise expressly permitted by the terms of this Agreement: (i) Borrower has no Subsidiaries, is not engaged, directly or indirectly through a Subsidiary or otherwise, in any joint venture or partnership with any other Person, and is not an Affiliate of any Person other than a Subsidiary of Borrower; (ii) there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue or sell any Stock or other equity security of Borrower and; (iii) Borrower is the sole direct or indirect beneficial owner of the stock of all of its Subsidiaries. Except for LGE and as set forth on Schedule 3.10, on the Closing Date, to Borrower's knowledge, no stockholder of Borrower owns more than five percent (5%) of any class of its Stock. Except as set forth on Schedule 3.10, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower or any Subsidiary of Borrower may be required to issue or sell any Stock or other equity security of any Subsidiary. As of the Closing Date, all outstanding Indebtedness and all Liens of Borrower and its Subsidiaries are described on Schedule 6.3 and
Schedule 6.7, respectively.

          3.11 Government Regulation. Neither Borrower nor any Subsidiary of Borrower is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither Borrower nor any Material Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or any other federal, state, local or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder or under any of the other Loan Documents, and the making of the Revolving Credit Advances and the incurrence of the Letter of Credit Obligations by Lenders, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents does not and will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any Governmental Authority.

          3.12 Margin Regulations. Neither Borrower nor any Subsidiary of Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" within the respective meanings of each of the quoted terms under Regulation U or G of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as now and from time to time hereafter in effect. None of the proceeds of the Revolving Credit Advances or any Letter of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. Neither Borrower nor any Subsidiary of Borrower will take, or permit any agent acting on its behalf to take, any action which might cause this Agreement or any other Loan Document or any document or instrument delivered pursuant hereto or thereto to violate any regulation of the Federal Reserve Board.

          3.13 Taxes. As of the Closing Date, all federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower, or any Subsidiary of Borrower, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Borrower and each of its Subsidiaries has paid when due and payable all Charges required to be paid by it. As of the Closing Date, proper and accurate amounts have been withheld by Borrower and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.13 sets forth those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. As of the Closing Date, except as described on
Schedule 3.13, Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Borrower has not filed a consent pursuant to IRC Section 341(f) or agreed to have IRC
Section 341(f)(2) apply to any dispositions of subsection (f) assets (as such term is defined in IRC Section 341(f)(4)). None of the property owned by Borrower or any Subsidiary of Borrower is property which Borrower or any Subsidiary of Borrower is required to treat as being owned by any other Person pursuant to the provisions of IRC Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of the IRC Section 168(h). As of the Closing Date, except as set forth on Schedule 3.13, neither Borrower nor any Subsidiary of Borrower has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither Borrower nor any Subsidiary of Borrower has any obligation under any written tax sharing agreement except as set forth on Schedule 3.13.

          3.14 ERISA. (a) Schedule 3.14 lists all Plans maintained or contributed to by Borrower or any Subsidiary of Borrower and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. Each Qualified Plan, if any, has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA, all of which are true and correct as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. With respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $50,000 and copies of such latest projections have been provided to Agent; with respect to Pension Plans, other than Qualified Plans, the present value of the liabilities for current participants thereunder using the PBGC interest rate for immediate annuities in effect on the Closing Date does not exceed $50,000. Neither Borrower nor any Subsidiary of Borrower has engaged in a prohibited transaction, as defined in
Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan.

          (b) Except as set forth on Schedule 3.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur;
(iii) there are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) Borrower, any Subsidiary of Borrower or any ERISA Affiliate with respect to any Plan; (iv) neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate has engaged in a transaction which resulted in a Title IV Plan with Unfunded Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant); Borrower, each Subsidiary of Borrower and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder; and (vii) no liability under any Plan has been funded, nor has any such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

          3.15 No Litigation. Except as set forth in writing to Agent, on behalf of itself and Lenders, in that certain letter of even date herewith (the "Disclosure Letter"), as of the Closing Date, no action, claim or proceeding is now pending or, to the knowledge of Borrower, threatened against Borrower, or any Subsidiary of Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, (i) which challenges Borrower's or any Domestic Subsidiary's right, power or competence to enter into or perform any of its obligations under this Agreement or any of the other Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder or (ii) which seeks monetary damages in excess of $400,000 or injunctive relief, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings.

          3.16 Brokers. No broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the loans made pursuant to this Agreement or the transactions contemplated by the Loan Documents and neither Borrower nor any Subsidiary of Borrower, nor Agent or any Lender by reason of any action of Borrower, has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

          3.17 Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth on Schedule 3.17, Borrower owns all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its business as heretofore conducted by it and its Subsidiaries, now conducted by it and its Subsidiaries and proposed to be conducted by it or any of its Subsidiaries each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule
3.17. Schedule 3.17 lists all tradenames or other names under which Borrower or any Subsidiary of Borrower conducts business. Except as otherwise set forth in the Disclosure Letter, Borrower and each of its Subsidiaries conducts its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. Except as otherwise set forth on Schedule 3.17, there is no infringement or claim of infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any Subsidiary of Borrower.

          3.18 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, the Disclosure Letter, the Financial Statements, the Collateral Reports or any written statement furnished by or on behalf of Borrower or any Subsidiary of Borrower pursuant to the terms of this Agreement, which has previously been delivered to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at the Closing Date be fully perfected first priority Liens in and on the Collateral described therein.

          3.19 Hazardous Materials. As of the Closing Date, except as set forth in the Disclosure Letter, all real property owned or leased by Borrower or any Subsidiary of Borrower is free of contamination from any Hazardous Material. In addition, the Disclosure Letter discloses all existing or potential environmental liabilities of Borrower and its Subsidiaries of which Borrower has knowledge which could constitute or result in a Material Adverse Effect or any Environmental Liabilities or Costs. As of the Closing Date, except as set forth in the Disclosure Letter, neither Borrower nor any Subsidiary of Borrower has caused or suffered to occur any Release at, under, above or within any real property which it owns or leases. As of the Closing Date, except as set forth in the Disclosure Letter, neither Borrower nor any Subsidiary of Borrower is involved in any operations which are reasonably likely to lead to the imposition of any liability or Lien on it or any of its properties or other assets, or any owner of any premises which it occupies, under the Environmental Laws, and neither Borrower nor any Subsidiary of Borrower has permitted any tenant or occupant of such premises to engage in any such activity.

          3.20 Insurance Policies. Schedule 3.20 Part II lists all insurance of any nature maintained for current occurrences by Borrower or any Subsidiary of Borrower, as well as a summary of the terms of such insurance. Borrower covenants that such insurance complies with and shall at all times comply with the standards set forth on Schedule 3.20 Part I.

          3.21 Deposit and Disbursement Accounts. As of the Closing Date, Schedule 3.21 lists all banks and other financial institutions at which Borrower or any Domestic Subsidiary of Borrower maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number.

          3.22 Government Contracts. As of the Closing Date, except as set forth on Schedule 3.22 hereto, neither Borrower nor any Subsidiary of Borrower is a party to any contract or agreement with the federal government and none of the Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) relative to the assignment of such Accounts.

          3.23 Customer and Trade Relations. There exists no actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of Borrower or any Subsidiary of Borrower with any customer or group of customers of Borrower whose purchases individually or in the aggregate are material to the operations of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole; or (b) the business relationship of Borrower or any Subsidiary of Borrower with any supplier material to the operations of Borrower, Borrower and its Subsidiaries, taken as a whole, or Borrower and the Guarantor Subsidiaries, taken as a whole.

          3.24 Non-Material Subsidiaries.  Neither any Non-
Guarantor Domestic Subsidiary nor any other Non-Material Subsidiary has any assets or liabilities, other than (i) assets or liabilities consisting solely of intercompany balances and/or intercompany allocation of tax assets or liabilities, (ii) liabilities (whether contingent or liquidated) of Zenith Electronics Corporation of Pennsylvania with respect to environmental matters as disclosed to Agent and Lenders in the Disclosure Letter (the "Pennsylvania
Liabilities"); (iii) with respect to Zenith Electronics (Ireland)
Limited: (y) assets consisting of cash or cash equivalents not exceeding 135,000 Irish pounds, in the aggregate and (z) liabilities (whether contingent or liquidated) with respect to accrued accounts payable not yet due and payable, accrued accounts payable subject to dispute, liabilities for taxes filed but not yet finalized and other miscellaneous liabilities and contingencies for which reserves have been estimated and established, all of which liabilities shall not exceed 200,000 Irish pounds in the aggregate (collectively, the "Ireland Assets and Liabilities"); (iv) trade payables incurred in the ordinary course of business consistent with past practices by Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois; and
(v) with respect to Non-Material Subsidiaries other than Zenith
Electronics Corporation of Pennsylvania and Zenith Electronics
(Ireland) Limited other assets with a value not in excess of $50,000. Neither any Non-Guarantor Domestic Subsidiary nor any other Non-Material Subsidiary, except for Interocean Advertising
Corporation, Interocean Advertising Corporation of California and
Interocean Advertising Corporation of Illinois, carries on any trade or business.

4.   FINANCIAL STATEMENTS AND INFORMATION

          4.1 Reports and Notices. (a) Borrower covenants and agrees that from and after the Closing Date, it shall deliver to Agent and/or Lenders, as required, the Financial Statements, notices and Projections at the times, to the Persons and in the manner set forth on Schedule 4.1(A).

          (b) Borrower covenants and agrees that from and after the Closing Date, it shall deliver to Agent and/or Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth on Schedule 4.1(B).

          4.2 Communication with Accountants. Borrower authorizes Agent, on behalf of Lenders, to communicate either through Borrower or with Borrower present (and upon the occurrence and during the continuance of any Default or Event of Default, directly and without the presence of Borrower) with its independent certified public accountants and tax advisors and authorizes those accountants to disclose to Agent, on behalf of Lenders, any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries.

5.   AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, unless Agent and Requisite Lenders shall otherwise consent in writing, from and after the date hereof:

          5.1 Maintenance of Existence and Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to: (a) except as otherwise expressly permitted under this Agreement, do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's and each of its Subsidiaries' corporate existence and its rights and franchises; (b) except as otherwise expressly permitted under this Agreement, continue to conduct Borrower's and each of its Subsidiaries' business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its United States, Canadian and Mexican trademarks, patents, trade names, copyrights and all United States, Canadian and Mexican other intellectual property and rights as licensee or licensor thereof, including all rights of Borrower and its Subsidiaries under and pursuant to the Tuning System Patents and Tuning System Patent Licenses; (d) at all times maintain, preserve and protect all the remainder of Borrower's and each of its Subsidiaries' properties, equipment, fixtures and other assets in use or useful in the conduct of its business, and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all necessary or appropriate maintenance, service, repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (e) except as otherwise expressly permitted under this Agreement, transact business only in such names as are set forth on Schedule 5.1.

          5.2 Payment of Obligations. (a) Borrower shall: (i) pay and discharge or cause to be paid and discharged all Obligations;
(ii) so long as there shall not be any Default or Event of Default, pay and discharge, or cause to be paid and discharged, its Indebtedness other than the Obligations at the time such amounts are due and payable; and (iii) subject to Section 5.2(b), pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become in default.

          (b) Borrower may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims arising under Section 5.2 (a) (iii) above; provided, that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred, (ii) adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP,
(iii) such contest operates to suspend collection of the contested Charges or claims and such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral would be subject to forfeiture or loss or any Lien by reason of the institution or prosecution of such contest, (v) no Lien shall exist, be imposed or be attempted to be imposed for such Charges or claims during such action or proceeding, (vi) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower, and (vii) Agent has not advised Borrower in writing that Agent believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

          5.3 Books and Records. Borrower shall keep adequate records and books of account with respect to Borrower's and its Subsidiaries' business activities, in which proper entries, reflecting all of their financial transactions (including consolidating transactions), are made in accordance with GAAP and on a basis consistent with the Financial Statements referred to in
Schedule 3.4.

          5.4 Litigation. Borrower shall notify Agent in writing, promptly upon learning thereof, of any litigation commenced or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary of Borrower, and of the institution against it of any suit or administrative proceeding, that (a) may involve an amount in excess of $400,000, or (b) seeks injunctive relief or could have or result in a Material Adverse Effect if adversely determined.

          5.5 Insurance. (a) Borrower shall, at its sole cost and expense, maintain the policies of insurance described on
Schedule 3.20 in form and with insurers satisfactory to Agent.
Such policies shall be in such amounts as are set forth on Schedule
3.20 and in no event less than the amounts maintained on the Closing Date, except as otherwise approved in writing in advance by Agent in its sole discretion. Borrower shall notify Agent promptly of any occurrence causing a material loss or decline in value of any real or personal property of Borrower or any of its Subsidiaries and the estimated (or actual, if available) amount of such loss or decline. Except as otherwise specified on Schedule 3.20, Borrower hereby directs all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Agent, on behalf of Lenders; provided, however, that to the extent that such proceeds are paid solely in respect of the loss of or damage to Excluded Assets, Agent shall release such proceeds to Borrower when and as necessary to pay for the repair, replacement or reconstruction of the Excluded Assets subject to such casualty, provided that: (i) at the time of any requested release of insurance proceeds, no Default or Event of Default shall have occurred and be continuing and (ii) the repair, replacement or reconstruction of such Excluded Assets shall be reasonably anticipated to be completed prior to the Commitment Termination Date. Effective upon the occurrence of any Default or Event of Default and for so long as any Default or Event of Default shall have occurred and be continuing, Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower's true and lawful agent and attorney in-fact for the purpose of making, settling and adjusting claims under the "All Risk" policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such "All Risk" policies of insurance, and for making all determinations and decisions with respect to such "All Risk" policies of insurance. In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Agent, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto as Agent may deem advisable. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable, on demand, by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral; provided, that, if and to the extent that Borrower fails to promptly pay any of such sums upon Agent's demand therefor, Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of Borrower for payment thereof.

          (b) Agent reserves the right at any time, upon review of Borrower's and/or any Guarantor Subsidiaries' risk profile, to require additional forms and limits of insurance to, in Agent's sole opinion, both adequately protect Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that Borrower and each Guarantor Subsidiary is protected by insurance in amounts and with coverage customary for businesses engaged in their business. Upon the occurrence and during the continuance of any Default or Event of Default, Agent reserves the right at any time, upon review of Borrower's and/or any Material Subsidiaries' risk profile, to require additional forms and limits of insurance to, in Agent's sole opinion, adequately protect Agent's and Lenders' interests, including, but not limited to, their interests in the Collateral. Borrower shall, if so requested by Agent, deliver to Agent, as often as Agent may request, a report of a reputable insurance broker, satisfactory to Agent with respect to its insurance policies.

          (c) Borrower shall deliver to Agent endorsements (i) to all "All Risk" and business interruption insurance naming Agent loss payee, on behalf of itself and Lenders, and (ii) to all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as an additional insured.

          5.6 Compliance with Laws. Borrower and each of its Subsidiaries shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, environmental, consumer credit, truth-in-lending, ERISA and labor matters, except for those which if not complied with, either individually or in the aggregate, could have or result in a Material Adverse Effect.

          5.7 Agreements. Borrower and each of its Subsidiaries shall perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including any leases and customer contracts to which it is a party, where the consequence of failure to so perform could have or result in a Material Adverse Effect. Neither Borrower nor any Subsidiary of Borrower shall terminate or modify any provision of any agreement to which it is a party which termination or modification could have or result in a Material Adverse Effect.

          5.8 Supplemental Disclosure. On the request of Agent (in the event that such information is not otherwise delivered by Borrower to Agent pursuant to this Agreement), so long as there are Obligations outstanding hereunder, but not more frequently than once every three (3) months, Borrower will supplement each schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and Requisite Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver of any Default or Event of Default disclosed therein.

          5.9 Employee Plans. Borrower shall notify Agent of (i) to the extent that any of the following individually, or that all of the following in the aggregate, exceeds $400,000, any and all claims, actions, or lawsuits asserted or instituted, and any and all threatened litigation or claims in connection with any Plan maintained, at any time, by Borrower, any Subsidiary of Borrower or any ERISA Affiliate, or to which Borrower, any Subsidiary of Borrower or any ERISA Affiliate has or had at any time any obligation to contribute and (ii) the occurrence of any Reportable Event with respect to any Pension Plan of Borrower, any Subsidiary of Borrower or any ERISA Affiliate.

          5.10 Environmental Matters. Borrower and each Subsidiary of Borrower shall (i) comply in all respects with the Environmental Laws applicable to it, where the consequence of failure to so comply, either individually or when considered in the aggregate with all such failures to so comply, could have or result in a Material Adverse Effect, (ii) notify Agent promptly after Borrower becomes aware of any Release upon any premises owned or occupied by Borrower or any Subsidiary of Borrower if such Release requires reporting to a Governmental Authority and (iii) promptly forward to Agent a copy of any order, notice, permit, application or any communication or report received by Borrower in connection with any such Release or any other matter relating to the Environmental Laws that may affect such premises or Borrower or any Subsidiary of Borrower. The provisions of this Section 5.10 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state, local or foreign environmental or other agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials.

          5.11 Landlords' Agreements and Bailee Letters. Borrower shall use its best efforts to obtain a landlord's agreement in form and substance acceptable to Agent from the lessor of each leased premises currently being used by Borrower or any Guarantor Subsidiary and the lessor of any new leased premises, in each case where Collateral is currently or may be located. Borrower shall use its best efforts to obtain a bailee letter in form and substance acceptable to Agent with respect to each warehouse currently being used by Borrower or any Guarantor Subsidiary and with respect to any warehouse used in the future, in each case where Collateral is currently or may be located.

          5.12 Public Offering Proceeds. Unless Agent shall otherwise agree, Borrower shall apply the entire net cash proceeds from any sale of Stock permitted under Section 6.18 hereof, first, to reduce the Revolving Credit Loan to zero without any corresponding reduction of the Revolving Credit Commitment, second, to reduce all of the other Obligations then due and payable to zero and, third, for any other legally permissible purpose.

          5.13 Notice of Labor Matters. Borrower shall provide prompt notice to Agent of (i) any strike or other material labor dispute against Borrower or any Subsidiary of Borrower, (ii) any organizing efforts involving Borrower or any Subsidiary of Borrower by any labor union or group of employees, and (iii) any complaints or charges against Borrower or any Subsidiary of Borrower filed with any federal, state, local or foreign court, governmental agency or arbitrator involving an amount in excess of $400,000 and based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary of Borrower of any individual. Borrower shall provide prompt notice to Agent of any collective bargaining agreement or employment agreement with any officer entered into by Borrower or any Material Subsidiary with any other Person and, together with such notice, shall provide Agent with a copy of any such collective bargaining agreement or employment agreement.

          5.14 Government Contracts. Borrower shall designate in the monthly report delivered to Agent pursuant to Section 4.1(b) all Accounts arising out of any contract or agreement entered into by Borrower or any Subsidiary with the federal government. In addition, Borrower shall inform Agent, at any time and from time to time upon Agent's request, as to whether or not such contract or agreement is subject to the Federal Assignment of Claims Act (31 U.S.C. 3727) and, if subject to the Federal Assignment of Claims Act, whether or not Borrower or the appropriate Subsidiary has complied with such Act (providing evidence thereof if it has so complied).

6.   NEGATIVE COVENANTS

          Borrower covenants and agrees that, without Agent's and Requisite Lenders' prior written consent, from and after the date hereof:

          6.1 Mergers, Etc. Neither Borrower nor any Subsidiary of Borrower shall directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person or form any Subsidiary, except that so long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto: (i) any Domestic Subsidiary may be merged with and into any other Domestic Subsidiary or Borrower upon not less than thirty (30) days' prior written notice to Agent and delivery to Agent of executed UCC-1 financing statements and such other documents and filings as may be necessary or appropriate to maintain Agent's perfected security interest in the Collateral; (ii) upon not less than thirty (30) days prior written notice to Agent, Borrower may form additional Domestic Subsidiaries if necessary to prudently manage or reduce state or local tax liabilities; provided that if assets with a value in excess of $25,000 are contributed to the capital of or otherwise transferred to such Subsidiary, it shall within ten (10) days thereafter (A) become a Guarantor Subsidiary, (B) become a party to the Domestic Subsidiaries Guaranty, the Security Agreement and the Guarantor Contribution Agreement and (C) shall execute and deliver to Agent executed UCC-1 financing statements and such other documents and filings as may be necessary to obtain a first priority perfected security interest in any Collateral of that Domestic Subsidiary; and (iii) upon not less than ten (10) days' prior written notice to Agent, Borrower may form a Domestic Subsidiary for the purpose of acquiring the finished goods bearing Borrower's brand name from a distributor of Borrower the distributor agreement of which has been terminated by Borrower or such distributor or which distributor is insolvent and is likely to sell those finished goods at distressed prices, and such Domestic Subsidiary may acquire those finished goods; provided that (A) the aggregate net cash outlay made with respect to the acquisitions of such finished goods shall not exceed $5,000,000, (B) neither Borrower nor any Subsidiary, including any Subsidiary formed in connection therewith, shall assume or incur any liability, express or implied, of such distributor, other than those unsecured liabilities (other than Indebtedness), if any, which directly relate to the finished goods Inventory being repurchased, and (C) Borrower shall within ten (10) days after the formation of that Domestic Subsidiary cause it to comply with provisions of clause
(ii) above regarding newly formed Domestic Subsidiaries with assets in excess of $25,000.

          6.2 Investments, Loans and Advances. Borrower shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any investment in, or make or accrue loans or advances to any Person, through the direct or indirect lending of money, holding of securities or otherwise, except for the following:

          (A) So long as no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto, intercompany loans by Borrower to any Material Subsidiary or by any Subsidiary to Borrower; provided that in the case of intercompany loans to any such Subsidiary: (i) such loans shall be made solely in the ordinary course of business for the working capital needs of such Subsidiary or Capital Expenditures made or committed to by such Subsidiary solely in the ordinary course of its business; (ii) at the time such intercompany loans are to be made, those intercompany loans together with cash on hand or on deposit held by such Subsidiary shall not exceed the cash needs of that Subsidiary for working capital and Capital Expenditures which it is contractually obligated to pay during the period of ten (10) consecutive days following any date of determination; and (iii) such intercompany loans shall be reflected on the books and records of Borrower and shall be summarized in the monthly financial statements delivered to Agent in accordance herewith (collectively, "Intercompany Loans").

          (B) Investments in Subsidiaries permitted in accordance with Section 6.1 hereof.

          (C)  Loans to employees permitted in accordance with
Section 6.4 hereof.

          (D) Investments in Foreign Subsidiaries arising from the contribution to capital of Intercompany Loans owing by such Foreign Subsidiaries to the extent necessary (i) to comply with the capitalization requirements of the laws of the jurisdictions in which such Subsidiaries are incorporated and (ii) for tax planning purposes; provided, that the amount of such Investments in Foreign Subsidiaries made after the date hereof for tax planning purposes shall not exceed $20,000,000 in the aggregate.

          (E) Investments by Borrower in its Subsidiaries as in existence on the Closing Date.

          (F) So long as no Default or Event of Default shall have occurred and be continuing, Borrower and its Subsidiaries may invest in (i) short term obligations of, or fully guaranteed by, the United States government; (ii) commercial paper rated A-1 or better by Standard and Poors or P-1 or better by Moody's; or (iii) certificates of deposit issued by or time deposits with commercial banks having capital and surplus in excess of $100,000,000 and no set off rights against Borrower or any Subsidiary (other than for normal and customary service charges or returned checks), but, in each case with respect to Domestic Subsidiaries, only to the extent necessary (a) to invest funds overnight that are not swept from Borrower's and its Domestic Subsidiaries' cash management systems maintained in accordance with Schedule C, (b) to the extent necessary to invest funds which are permitted to be maintained in bank accounts under Section 6.20(ii) or 6.20(iii) (which funds may only be invested in investments satisfying the requirements of
(iii) immediately above), or (c) to the extent necessary to invest funds so long as the Revolving Credit Advances have been reduced to zero.

          (G) Joint ventures formed between Borrower or any Subsidiary and any Person that is not an Affiliate of Borrower; provided that (i) neither Borrower nor any Subsidiary shall contribute or be obligated to contribute any cash or cash equivalents or other assets (other than non-exclusive licenses to use Patents) to that joint venture and (ii) neither Borrower nor any Subsidiary shall guarantee or be liable in any manner for any debts or liabilities of that joint venture, if the value of such cash or other assets contributed plus the value of the debts or liabilities guaranteed or for which Borrower and its Subsidiaries become liable for all such joint ventures would exceed $10,000,000 in the aggregate in any Fiscal Year.

          (H) Advances by Borrower or any Domestic Subsidiary for payment of Taxes for up to ten days prior to the due date of such Taxes in an amount not exceeding $5,250,000 in the aggregate at any time, to one or more providers of payroll tax payment services ("Service Company") selected by Borrower, and reasonably acceptable to Agent (such acceptance subject to reasonable prior notice to Agent of the identity of such Service Company) which Service Company shall have established, in the reasonable credit judgment of Borrower, through net worth, insurance, security bond or otherwise, such Service Company's ability to fulfill the tax obligation against which funds have been advanced.

          6.3 Indebtedness. Borrower shall not and shall not cause or permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Indebtedness, except:

          (A)  The Obligations;

          (B) Indebtedness outstanding on the date hereof as set forth on Schedule 6.3 hereto;

          (C)  Indebtedness secured by Liens set forth on Schedule
6.7 or Permitted Encumbrances;

          (D) Royalty Financing or other Indebtedness incurred in accordance with Section 1.2(b) hereof;

          (E)  Intercompany Loans permitted in accordance with
Section 6.2 hereof;

          (F) Surety bonds entered into, solely in the ordinary course of Borrower's or such Subsidiary's business;

          (G) Insurance premium financing incurred solely in the ordinary course of Borrower's business consistent with past practice;

          (H) Subordinated indebtedness on terms and conditions and subordinated in right of payment to the Obligations in a manner, satisfactory to Agent in its sole discretion in all respects;

          (I)  The Convertible Debentures;

          (J)  The Term Loan; and

          (K)  Other unsecured Indebtedness not to exceed
$10,000,000 in the aggregate, the proceeds of which are applied to the Revolving Credit Loan to the extent then outstanding.

          6.4 Employee Loans and Transactions. Borrower shall not and shall not cause or permit any Subsidiary to:

          (i) make loans or advances to any employee or Affiliate other than: (A) Intercompany Loans permitted in accordance with
Section 6.2 hereof, and (B) advances for travel and related expenses and for relocation expenses (including any related tax reimbursements) to Borrower's officers and employees and loans to employees in Mexico, in each case solely in the ordinary course of business consistent with past practice, and not to exceed $1,500,000 in the aggregate for all such amounts outstanding at any time; or

          (ii) enter into any transactions with any Affiliate (excluding transactions between or among Borrower and the Guarantor Subsidiaries or Borrower and its Subsidiaries in Mexico to the extent such transactions are in the ordinary course of business in accordance with past practices) except on an arms' length basis on fair and reasonable terms no less favorable to Borrower or the applicable Subsidiary than would be obtained in a transaction with a Person that is not an Affiliate; provided that any contracts, purchase orders, or other transactions between Borrower or any Subsidiary, on one hand, and any Affiliate, on the other hand, that provide for payments in excess of $10,000,000 either in a single contract, purchase order or transaction or a series of related contracts, purchase orders or transactions shall be summarized in a quarterly report prepared by Borrower, certified by an authorized officer of Borrower and delivered to Agent within forty-five (45) days following the last day of each Fiscal Quarter; or

          (iii) except for that certain consulting agreement dated as of July 1, 1994 between the Thomas Group, Inc. and Borrower, as in effect on the Closing Date and a copy of which has been delivered to Agent, enter into any management consulting, advisory or similar agreement providing for compensation determined by or as a percentage of Borrower's or such Subsidiary's operating performance or income.

          6.5 Capital Structure and Business. Neither Borrower nor any Subsidiary of Borrower shall: (i) make any change in any of its business objectives, purposes or operations, (ii) make any change in its capital structure, including the issuance of any shares of Stock, warrants or other securities convertible into Stock, other than as set forth on Schedule 6.5 hereto or permitted under Section 6.18, or any revision of the terms of its outstanding Stock; or (iii) amend its certificate or articles of incorporation or bylaws if such amendment would have an adverse effect upon (i) the Collateral or Agent's security interest therein; (ii) the ability of Borrower or any Guarantor to repay the Obligations; or
(iii) Borrower's or any Subsidiary's ability to comply with any provision of any Loan Document. Neither Borrower nor any Subsidiary of Borrower shall engage in any business other than the business currently engaged in by it.

          6.6  Guaranteed Indebtedness.  Neither Borrower nor any
Subsidiary of Borrower shall incur any Guaranteed Indebtedness except:

          (A) by endorsement of instruments or items of payment for deposit to the general account of Borrower; and

          (B) for Guaranteed Indebtedness incurred for the benefit of Borrower or such Subsidiary of Borrower if the primary obligation constitutes Indebtedness permitted by this Agreement;
and

          (C) for Guaranteed Indebtedness of Borrower or such Subsidiary of Borrower under Currency Protection Agreements, but only to the extent entered into solely in the ordinary course of Borrower's or such Subsidiary's business, which, in any event, shall not include any speculative or similar investment purpose; and

          (D) guaranties issued by Borrower for the benefit of any Material Subsidiary solely in the ordinary course of business consistent with past practice with respect to leases, workmen's compensation, performance of contracts, trade payables or customs bonds owing or incurred by such Material Subsidiary solely in the ordinary course of business of such Material Subsidiary consistent with past practices; provided that neither such guaranty nor the underlying obligations so guaranteed constitute Indebtedness or are secured by a Lien and, provided, further, that, so long as any Default or Event of Default shall have occurred and be continuing, Borrower shall not enter into any such guaranty without the prior written consent of Agent.

          6.7 Liens. Neither Borrower nor any Subsidiary of Borrower shall create or permit to exist any Lien on any of its properties or other assets, except (A) presently existing or hereafter created Liens in favor of Agent, on behalf of itself and Lenders, (B) Liens set forth on Schedule 6.7, (C) Permitted Encumbrances and (D) Liens created or permitted to be created in accordance with Section 1.2(b). In addition, neither Borrower nor any Subsidiary of Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets, including on any Excluded Asset, in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations.

          6.8 Sale of Assets. Neither Borrower nor any Subsidiary of Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets (including, without limitation, the capital stock of any Subsidiary, any of its Accounts or any of the other Collateral), other than:

          (A) sales of Inventory in the ordinary course of business;

          (B) sales, transfers, conveyances, assignments or other dispositions of Material Assets permitted in accordance with
Section 1.2(b); and

          (C) sales of equipment or fixtures to Persons that are not Affiliates of Borrower or any Subsidiary which are obsolete or not used or usable in the ordinary course of Borrower's or the applicable Subsidiaries' business, provided, that the fair value of such assets sold shall not exceed $5,000,000 in the aggregate during any Fiscal Year; the net cash proceeds thereof shall be applied to the outstanding Revolving Credit Advances; and, unless Agent and Requisite Lenders shall otherwise consent in writing, which consent shall not be unreasonably withheld, such assets shall not constitute Material Assets listed on Schedule 1.2(b) hereto.

          6.9 Events of Default. Neither Borrower nor any Subsidiary of Borrower shall take any action or omit to take any action, which act or omission would constitute (a) a Default or an Event of Default under, or noncompliance with any of, the terms of this Agreement or any of the other Loan Documents or (b) a default or an event of default pursuant to, or noncompliance with, any other contract, lease, mortgage, deed of trust, instrument or agreement to which it is a party or by which it or any of its properties is bound which would have a Material Adverse Effect.

          6.10 ERISA. Neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate shall without Agent's prior written consent acquire any new ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency," as defined in Section 302 of ERISA, or any "unfunded vested benefits," as defined in Section 4006(a)(3)(e)(iii) of ERISA, in the case of any Plan other than a Multiemployer Plan, and in Section 4211 of ERISA, in the case of a Multiemployer Plan. Additionally, neither Borrower or any Subsidiary of Borrower nor any ERISA Affiliate shall, without Agent's prior written consent, terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in material liability to Borrower or any Subsidiary of Borrower; permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan; fail to make any contributions or fail to pay any amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent; make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan; or at any time fail to provide Agent with copies of any Plan documents or governmental reports or filings which may be requested by Agent.

          6.11 Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth on Schedule 6.11.

          6.12 Hazardous Materials. Except as set forth in the Disclosure Letter, neither Borrower nor any Subsidiary of Borrower shall, and neither Borrower nor any Subsidiary of Borrower shall permit any other Person within its control to, cause or permit a Release or the presence, use, generation, manufacture, installation, Release, discharge, storage or disposal of any Hazardous Materials on, under, in, above or about any of its real estate or the transportation of any Hazardous Materials to or from any real estate where such Release or such presence, use, generation, manufacture, installation, Release, discharge, storage or disposal would violate, or form the basis for liability under, any Environmental Laws. If an Event of Default shall have occurred and be continuing, Borrower, at its own expense, shall cause the performance of such environmental audits and preparation of such environmental reports as Agent may from time to time request as to any location at which Collateral is then located, by reputable environmental consulting firms acceptable to Agent, and in form and substance acceptable to Agent.

          6.13 Sale-Leasebacks. Neither Borrower nor any Subsidiary of Borrower shall engage in any sale-leaseback or similar transaction involving any of its assets, except (A) sale- leaseback transactions with respect to Material Assets permitted in accordance with Section 1.2(b) hereof and (B) so long as no Default or Event of Default shall have occurred and be continuing, sale-leaseback transactions of equipment or real estate not constituting Material Assets; provided that (i) such sale-leaseback transactions shall be subject to the terms governing sale-leaseback transactions set forth in Section 1.2(b) hereof and
(ii) the aggregate capitalized liabilities outstanding with respect to such sale lease-back transactions shall not exceed $20,000,000 in the aggregate at any time.

          6.14 Cancellation of Indebtedness. Neither Borrower nor any Subsidiary of Borrower shall cancel any claim or debt owing to it, except for (A) reasonable consideration negotiated on an arms length basis and in the ordinary course of its business consistent with past practices and (B) cancellation of Intercompany Loans permitted to be cancelled in accordance with Section 6.2 hereof.

          6.15 Restricted Payments. Neither Borrower nor any Subsidiary of Borrower shall make any Restricted Payment except for the payment of dividends or other distributions by a Subsidiary of Borrower directly to Borrower; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, or would result after giving effect to the payment thereof, Borrower may pay cash dividends with respect to preferred stock permitted to be issued by it in accordance with Section 6.18 hereof in an amount not to exceed $5,000,000 in each Fiscal Year.

          6.16 Fiscal Year. Neither Borrower nor any Subsidiary of Borrower shall change its Fiscal Year, except that Borrower and its Subsidiaries may change their Fiscal Year to that date of each year or the next succeeding year which is the Saturday closest to December 31st of each year.

          6.17 Change of Corporate Name. Neither Borrower nor any Guarantor Subsidiary shall change its corporate name, except that a Guarantor Subsidiary may change its name so long as no Default or Event of Default shall have occurred and be continuing; provided that at least thirty (30) days prior to such name change, the Guarantor Subsidiary shall have given written notice thereof to Agent and shall have delivered to Agent executed UCC-1s and such other documents and filings as shall be necessary or desirable to enable Agent to maintain its first priority security interest and otherwise protect its security interest in the Collateral.

          6.18 Sale of Stock. Neither Borrower nor any Subsidiary of Borrower shall sell (whether in a public or private offering or otherwise) any of its Stock, other than a sale of common stock of Borrower solely for cash, and except for preferred stock or convertible preferred stock with a per annum dividend rate not in excess of 12.5% per annum.

          6.19 Bank Accounts. Borrower shall not, and shall not cause or permit any Subsidiary of Borrower to establish or maintain any checking, depository, lock box or similar account other than those accounts set forth on Schedule 3.21, accounts maintained by Borrower's Foreign Subsidiaries outside the United States, and those accounts, if any, in the United States which at all times contain less than $50,000 per account and less than $250,000 for all such accounts in the aggregate (without taking into account in the calculation thereof amounts which are deposited into the cash management system established and maintained in accordance with Schedule C); provided that so long as no Default or Event of Default shall have occurred and be continuing, (A) Borrower or any Subsidiary may, upon at least fifteen (15) days' prior written notice to Agent, establish additional disbursement or payroll accounts; and (B) Borrower or any Subsidiary may, upon at least thirty (30) days' prior written notice to the Agent, establish additional depository or lock box accounts at banks acceptable to Agent; provided, that, all such depository and lock box accounts are subject to tri-party blocked account and/or lock box agreements in form and substance satisfactory to Agent, in its sole discretion, and such accounts are part of Borrower's cash management systems established and maintained in accordance with Schedule C.

          6.20 Cash Management. Borrower shall not, and shall not cause or permit any Subsidiary to accumulate or maintain cash (i) in disbursement or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements;
(ii) in the case of all bank accounts of Borrower or any Subsidiary (other than those accounts, if any, in the United States which at all times contain less than $50,000 per account and less than $250,000 for all such accounts in the aggregate (without taking into account in the calculation thereof amounts which are deposited into the cash management system established and maintained in accordance with Schedule C)), in excess of the cash needs of Borrower or that Subsidiary for working capital and Capital Expenditures which it is contractually obligated to pay solely in the ordinary course of Borrower's or that Subsidiary's business during the period of ten (10) consecutive days following any date of determination; (iii) in the case of Zenith Video Tech Corporation-Florida, in the minimum amount necessary to comply with applicable laws, rules and regulations of the State of Florida; or
(iv) other than with respect to Zenith Electronics (Ireland)
Limited which shall not exceed 135,000 Irish pounds in the aggregate.

          6.21 Non-Material Subsidiaries. Borrower shall not cause or permit any Domestic Non-Guarantor Subsidiary or any other Non-Material Subsidiary to own or hold any assets or assume or incur any liabilities, other than (i) assets or liabilities consisting solely of intercompany balances and/or intercompany allocation of tax assets or liabilities, (ii) the Pennsylvania Liabilities, (iii) the Ireland Assets or Liabilities, (iv) trade payables incurred in the ordinary course of business consistent with past practices by Interocean Advertising Corporation of California and Interocean Advertising Corporation of Illinois, and (v) with respect to Non-Material Subsidiaries other than Zenith Electronics Corporation of Pennsylvania and Zenith Electronics (Ireland) Limited, other assets which do not exceed $50,000 in value in the aggregate as to each such Subsidiary of Borrower. Borrower shall not cause or permit any Domestic Non-Guarantor Subsidiary or any other Non-Material Subsidiary to engage in any trade or business, except that those Domestic Non-Guarantor Subsidiaries acting as domestic advertising agencies as of the Closing Date may continue to do so.

          6.22 Foreign Subsidiaries. Borrower shall not cause or permit any Foreign Subsidiary to (i) sell Inventory to any Account Debtor located in the United States and agrees that all such sales to domestic Account Debtors shall be by Borrower or a Guarantor Subsidiary or (ii) accumulate or maintain more than three (3) days' supply of finished goods Inventory, other than (a) Partes de Television de Reynosa, S.A. de C.V., Productos de Magneticos de Chihuahua, S.A. de C.V. and Cableproductos de Chihuahua, S.A. de C.V., which may maintain a supply of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Mexico and which, in addition, may maintain a supply of finished goods Inventory in the ordinary course of business for sale to customers located in Central America and South America and (b) Zenith Radio Canada, Ltd./Zenith Radio Canada Ltee., which may maintain a supply of not more than $6,000,000 of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Canada.

          Borrower shall cause Zenith Electronics Corporation of Texas or Zenith Electronics Corporation of Arizona to maintain ownership of and title to substantially all of the equipment used by and substantially all of the Inventory processed or assembled by the Foreign Subsidiaries located in Mexico; provided, however, that Partes de Television de Reynosa, S.A. de C.V., Productos de Magneticos de Chihuahua, S.A. de C.V. and Cableproductos de Chihuahua, S.A. de C.V., may maintain a supply of finished goods Inventory in the ordinary course of business consistent with past practices for sale to customers in Mexico.

          6.23 No Impairment of Upstreaming. Except in connection with any current asset financing by a Foreign Subsidiary permitted by and made in accordance with Section 1.2(b), Borrower shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, enter into or become bound by any agreement, instrument, indenture or other obligation which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making of Intercompany Loans by any Subsidiary to Borrower.

          6.24 Amendment of Other Debt. Borrower shall not amend, modify or permit to be amended or modified any of the documents evidencing or governing the Subordinated Debt, the Convertible Debentures, or any other Indebtedness if the documents evidencing or governing the same were subject to the approval of Agent prior to the execution thereof in accordance with this Agreement or any other Loan Document.

          6.25 Prepayments of Other Debt. Borrower shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, prepay, repurchase, redeem, retire or otherwise prepay the Subordinated Debt or the Convertible Debentures except (a) that Borrower may cause the Subordinated Debt or the Convertible Debentures to be converted into common stock of Borrower or, on terms satisfactory to Agent in its sole discretion, into preferred stock or subordinated debt of Borrower, (b) in the case of the Subordinated Debt, as permitted pursuant to Section 1.5(iv) hereof, and (c) to the extent that Borrower is obligated to repurchase some or all of the Convertible Debentures as a result of the LGE Transaction.

7.   TERM

          7.1 Termination. Subject to the terms hereof, the financing arrangement contemplated hereby shall be in effect until the Commitment Termination Date; provided, however, that in the event of a prepayment of any part of the Obligations, other than a prepayment made in compliance with Section 1.2(b) in connection with a Material Asset Disposition or from the proceeds of Indebtedness permitted under Section 6.3(D), (H), (I), (J) or (K), prior to the Commitment Termination Date with funds borrowed from any Person other than Lenders pursuant to this Agreement, Borrower shall simultaneously therewith pay to Agent, on behalf of Lenders, in full, in immediately available funds all then current and liquidated Obligations arising under this Agreement or any of the other Loan Documents and provide for payment of all other Obligations, including the provision of cash collateral for all Letter of Credit Obligations, in a manner satisfactory to Agent.

          7.2 Survival of Obligations Upon Termination of Financing Arrangement. Except as otherwise expressly provided for in this Agreement or the other Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Agent and Lenders relating to any unpaid Obligation, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event the performance of which is not required until after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower or any Subsidiary of Borrower, and all rights of Agent and Lenders, all as contained in this Agreement or any of the other Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been indefeasibly paid in full or performed in accordance with the terms of the agreements creating such Obligations.

8.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES

          8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

          (a) Borrower shall fail to make any payment in respect of any Obligation hereunder or under any of the other Loan Documents when due and payable or declared due and payable, including any payment of principal of, interest on or Fees with respect to the Revolving Credit Loan or any payment of Fees with respect to the Letter of Credit Obligations.

          (b) Borrower or any Subsidiary of Borrower shall fail or neglect to perform, keep or observe any of the provisions of
Section 1.11, Section 5.5(a), Section 5.12, or any of Sections 6.1 through 6.25, inclusive, including any of the provisions set forth on Schedule C or Schedule 6.11.

          (c) Borrower or any Subsidiary of Borrower shall fail or neglect to perform, keep or observe any term or provision of this Agreement (other than any such term or provision referred to in paragraph (a) or (b) above) or any of the other Loan Documents, and the same shall remain unremedied for a period ending thirty (30) days after Borrower shall become aware thereof.

          (d) A default shall occur and be continuing under any other agreement, document or instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or any of Borrower's or any Subsidiary of Borrower's properties or other assets is bound and such default (i) involves an event of default under the Term Loan Agreement, (ii) involves any default or event of default under the Subordinated Debt or Convertible Debentures, or (iii) causes, or permits any holder of such Indebtedness or any trustee to cause, such Indebtedness or a portion thereof in an amount exceeding $5,000,000 for all such Indebtedness in the aggregate, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

          (e) Any representation or warranty herein or in any other Loan Document or in any written statement pursuant hereto or thereto, any report, financial statement or certificate made or delivered to Agent or any Lender by Borrower or any Subsidiary of Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including any of those made or deemed made pursuant to Section 2.2).

          (f) Any of the assets of Borrower or any Material Subsidiary of Borrower (including any Collateral) shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower or any Material Subsidiary of Borrower and shall remain unstayed or undismissed for forty (40) consecutive days; or any Person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of Borrower's or any of its Material Subsidiaries' assets and shall remain unstayed or undismissed for forty (40) consecutive days; or Borrower or any Material Subsidiary of Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its properties or other assets with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its properties, or obligation, which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

          (g) A case or proceeding shall have been commenced against Borrower or any Material Subsidiary of Borrower in a court having competent jurisdiction seeking a decree or order (i) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Material Subsidiary of Borrower or of any substantial part of Borrower's or any Material Subsidiary of Borrower's properties, or other assets, or (iii) ordering the winding up or liquidation of the affairs of Borrower or any Material Subsidiary of Borrower and such case or proceeding shall remain undismissed or unstayed for forty (40) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

          (h) Borrower or any Material Subsidiary of Borrower shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) make an assignment for the benefit of creditors,
(iii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Material Subsidiary of Borrower or of any substantial part of Borrower's or any of its Material Subsidiaries' properties or other assets, (iv) fail generally to pay its debts as such debts become due, or (v) take any corporate action in furtherance of any such action.

          (i) A final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $5,000,000 in the aggregate during any Fiscal Year shall be rendered against Borrower or any Subsidiary of Borrower unless the same shall be (i) fully covered by insurance in accordance with
Section 5.5 and the insurer shall have accepted liability therefor in writing or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment.

          (j) Any other event shall have occurred which has a Material Adverse Effect.

          (k) Any provision of any Collateral Document, after delivery thereof pursuant to Section 2.1, shall for any reason cease to be valid, binding and enforceable in accordance with its terms, or any security interest created under any Collateral Document shall cease to be a valid and perfected security interest or Lien having the first priority as to all of the Collateral purported to be covered thereby, subject only to Liens permitted in accordance with the terms of the Security Agreement.

          (l)  There shall be any Change in Control of Borrower.

          8.2 Remedies. If any Default or Event of Default shall have occurred and be continuing, Agent may, without notice, and, at the request of the Requisite Lenders, shall, take any one or more of the following actions: (a) increase the rate of interest applicable to the Revolving Credit Loan to the Default Rate, as provided in Section 1.7(f), or (b) terminate this facility with respect to further Revolving Credit Advances and Letter of Credit Obligations, whereupon any further Revolving Credit Advances or Letter of Credit Obligations shall be made or incurred in Lenders' sole discretion. If any Event of Default shall have occurred and be continuing, Agent may, without notice, and, at the request of the Requisite Lenders, shall, (i) declare all or any portion of the Obligations to be forthwith due and payable, including contingent liabilities with respect to Letter of Credit Obligations, whereupon such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, and (ii) exercise any rights and remedies provided to Agent under this Agreement and the other Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Section 8.1(f), (g) or (h), all Obligations shall automatically become immediately due and payable without any declaration, notice or demand by Agent. Upon the occurrence of any Event of Default, at Agent's request, Borrower shall deposit with Agent cash collateral in the amount of all then existing Letter of Credit Obligations.

          8.3 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, Amended Revolving Credit Notes, commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard on behalf of Lenders, (ii) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Agent to exercise any of its or any Lender's remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents and has knowingly entered into this Agreement and each of the other Loan Documents.

9.   ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

          9.1 Assignment and Participations. GE Capital may assign its rights and delegate its obligations as a Lender under this Agreement and, further, may assign, or sell participations in, all or any part of its Revolving Credit Advances, its Letter of Credit Obligations, its Commitments or any other interest herein or in its Amended Revolving Credit Note to an Affiliate or to any another Person.

          Unless Agent shall have otherwise agreed in writing, no other Lender shall assign any of its rights or delegate any of its obligations under this Agreement or any of the other Loan Documents or assign, or sell any participation in, all or any part of its Revolving Credit Advances, its Letter of Credit Obligations, its Commitments or any other interest herein or in its Amended Revolving Credit Note to any Affiliate or other Person.

          In the case of an assignment by GE Capital under this
Section 9.1, (or in the event, if any, that Agent shall so agree in writing, an assignment by another Lender), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Revolving Credit Advances or incur Letter of Credit Obligations hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share.

          GE Capital may (or, in the event, if any, that Agent shall so agree in writing, another Lender may) sell participations in all or any part of any Revolving Credit Advances made, or any Letter of Credit Obligations incurred, by it as a Lender to an Affiliate or any other Person; provided that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (a) any reduction in the principal amount, interest rate or fees payable with respect to any Revolving Credit Advances in which such holder participates; (b) any extension of the final scheduled maturity date of the principal amount of the Revolving Credit Advances in which such holder participates; and (c) any release of any Collateral with a value in excess of $2,500,000 in the aggregate (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant and the participant shall for purposes of Sections 1.15, 1.17 and 9.3 be considered to be a "Lender."

          Unless Agent shall have otherwise agreed in writing, no Lender, other than GE Capital, shall sell any participation in all or any part of any Revolving Credit Advances made, or any Letter of Credit Obligations incurred, by it to any Affiliate or other
Person.

          Except as otherwise provided in this Section 9.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Revolving Credit Advances, the Amended Revolving Credit Notes or other Obligations owed to such Lender. Any Lender permitted to sell assignments and participations under this Section 9.1 may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

          Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 in whatever manner necessary in order to enable or effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of relevant management in meetings with, potential assignees or participants. Borrower shall certify the correctness, completeness and accuracy of all descriptions of Borrower and its affairs contained in any selling materials and all information provided by it and included in such materials. No information provided to potential co-Lenders or participants shall be provided unless and until such potential co-Lenders or participants have signed a confidentiality agreement substantially in the form provided to Borrower and used by Agent prior to the Closing Date (as defined in the Prior Credit Agreement).

          9.2 Appointment of Agent. GE Capital is hereby appointed Agent hereunder to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrower or any Subsidiary of Borrower nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower, any Subsidiary of Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Agent nor any of its officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, unless caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

          The agency hereby created shall in no way impose any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder. Agent may resign at any time by giving thirty (30) days prior written notice thereof to Lenders and Borrower. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days notice to Borrower, to appoint a successor Agent. Upon acceptance of appointment, the successor Agent shall succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations under this Agreement and the other Loan Documents.

          If Agent shall request instructions from Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document or (b) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders.

          9.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each holder of any Amended Revolving Credit Note is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor Subsidiary (regardless of whether such balances are then due to Borrower or such Guarantor Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor Subsidiary against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Amended Revolving Credit Note having a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Revolving Credit Advances made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Revolving Credit Advances and other Obligations in the amount of such participation.

          9.4 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Revolving Credit Advances requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Credit Advance before Agent disburses same to Borrower. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this
Section 9.4 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

          9.5  Disbursements of Advances, Payments and Information.

          (A)  Revolving Credit Advances and Payments; Fee
               Payments.

          (1) The Revolving Credit Loan balance may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender, Revolving Credit Advances and payments in respect thereof will be settled according to the procedures described in Sections 9.5(A)(2) and 9.5(A)(3) below. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by each Lender without set-off, counterclaim or reduction of any kind.

          (2) On the second Business Day of each week, or more frequently (including daily) if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of the Revolving Credit Loan balance as of the close of business on the second Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's portion of the Revolving Credit Loan to such Lender's Pro Rata Share of the Revolving Credit Loan as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 1:00 p.m. New York time on the first Business Day following the Settlement Date. Notwithstanding the foregoing, if Agent so elects, Agent may require that each Lender make its Pro Rata Share of any requested Revolving Credit Advance available to Agent for disbursement prior to the funding of such Revolving Credit Advance. If Agent elects to require that such funds be so made available, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of the requested Revolving Credit Advance no later than 12:30 p.m. New York time on the date of funding thereof, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Revolving Credit Advance, in same day funds, by wire transfer to the Agent's account not later than 2:00 p.m. New York time on the date of funding such Revolving Credit Advance.

          (3) For purposes of this Section 9.5(A)(3), the following terms and conditions will have the following meanings:

          (a) "Daily Loan Balance" means an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender with respect to the Revolving Credit Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount of the Revolving Credit Loan advanced by such Lender to Agent from the Closing Date through and including such calendar day.

          (b) "Daily Interest Rate" means an amount calculated by dividing the Stated Rate payable to a Lender on the Revolving Credit Loan (as set forth in Section 1.7) as of each calendar day by three hundred sixty
               (360) days.

          (c) "Daily Interest Amount" means an amount calculated by multiplying the Daily Loan Balance of the Revolving Credit Loan by the associated Daily
               Interest Rate on the Revolving Credit Loan.

          (d) "Interest Ratio" means a number calculated by dividing the total amount of interest on the Revolving Credit Loan received by Agent during the immediately preceding month by the total amount of interest on the Revolving Credit Loan due from Borrower during the immediately preceding month.

On the first Business Day of each calendar month (an "Interest Settlement Date"), Agent will advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of interest paid and Fees paid under Section 1.10(b) on the Revolving Credit Loan and Fees paid pursuant to Schedule B in respect of Letter of Credit Obligations as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement and the other Loan Documents, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on Schedule 9.5(a)(3) or the applicable Lender Addition Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 12:00 p.m. (New York time) on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of interest paid and Fees paid under Section 1.10(b) on the Revolving Credit Loan and Fees paid pursuant to Schedule B in respect of Letter of Credit Obligations. Such Lender's Pro Rata Share of interest on the Revolving Credit Loan will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month for the Revolving Credit Loan and multiplying the total thereof by the Interest Ratio for the Revolving Credit Loan.

          (B)  Availability of Lender's Pro Rata Share.

          (1) Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on the first Business Day following the next Settlement Date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

          (2) Nothing contained in this Section 9.6(B) will be deemed to relieve any Lender of its obligation to fulfill its Commitments or to prejudice any rights Agent or Borrower may have against any Lender as a result of any default by such Lender under this Agreement.

          (3) Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Pro Rata Share of any Revolving Credit Advance made after any acceleration of the Obligations with respect to any Letter of Credit Obligations.

          (C)  Return of Payments.

          (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

          (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

          (D) Dissemination of Information.

          Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower which is required to be provided to Lenders hereunder, with any notice of Default or Event of Default received by Agent from Borrower, with any notice of Default or Event of Default delivered by Agent to Borrower, with notice of any Default or Event of Default of which Agent has become aware and with notice of any action taken by Agent following any Default or Event of Default; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

10.  SUCCESSORS AND ASSIGNS

          10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, the Domestic Subsidiaries, Agent, Lenders and their respective successors and assigns, except as otherwise provided herein or therein. Neither Borrower nor any Domestic Subsidiary shall assign, transfer, hypothecate or otherwise convey any of its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents to any Person without the prior express written consent of Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower or any Domestic Subsidiary without the prior express written consent of Agent shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, the Domestic Subsidiaries, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms or provisions of this Agreement or any of the other Loan Documents.

11.  MISCELLANEOUS

          11.1  Complete Agreement; Modification of Agreement.
This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest or commitment letter between Borrower and GE Capital or any of its affiliates, or between Borrower and BNYCC, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

          11.2 Amendments and Waivers. (a) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Amended Revolving Credit Notes, or consent to any departure by Borrower or any Subsidiary of Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders and Borrower.

          (b) In furtherance of and without limiting the foregoing, no amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement which (i) increases the percentage advance rates set forth in the definition of Borrowing Base or (ii) makes less restrictive the non-discretionary criteria for exclusion from Eligible Accounts and Eligible Inventory set forth in Schedule 1.8 and Schedule 1.9A hereto shall be effective unless the same shall be in writing and signed by Requisite Lenders and Borrower; provided however, that Agent, in its discretion, may (but shall have no obligation to) on behalf and for the account of Lenders, regardless of whether the conditions precedent set forth in Section 2.2 have been satisfied, make Revolving Credit Advances in amounts which exceed the amounts permitted to be advanced pursuant to Section 1.1(a) (such excess being referred to as an "Overadvance"); provided further, that (u) the aggregate amount of Over Advances outstanding shall not exceed the lesser of $5,000,000 and 10% of Eligible Inventory at any time;
(v) such Over Advances shall not be outstanding for more than thirty (30) consecutive days; (w) no such Over Advance shall cause the Revolving Credit Loan to exceed the lesser of (1) the Maximum Revolving Credit Loan minus the Letter of Credit Obligations and
(2) $150,000,000 minus the sum of the Letter of Credit Obligations and the principal balance of the Term Loan; (x) no more than two
(2) such Over Advances shall be made during any Fiscal Year; (y) any such Over Advance shall be made only during the period of June 1st through October 31st of each Fiscal Year; and (z) nothing contained herein shall create any duty on the part of any Lender to Borrower (as opposed to a duty to Agent) to make any Over Advance.

          (c) Notwithstanding the foregoing, except to the extent permitted by any applicable Lender Addition Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by each affected Lender, do any of the following: (a) increase the principal amount of the Commitment of any affected Lender; (b) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Credit Advance or Fees payable with respect to any Letter of Credit Obligation; (c) extend the final scheduled maturity date of the principal amount of the Revolving Credit Loan; (d) waive, forgive, defer, extend or postpone any payment required hereunder; (e) release any Guarantor with gross assets in excess of $2,500,000; (f) except as otherwise contemplated herein or in one of the other Loan Documents, permit Borrower or any Guarantor Subsidiary to sell or otherwise dispose of any Collateral with a value exceeding $2,500,000 in the aggregate; (g) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Loan which shall be required for Lenders or any of them to take any action hereunder; (h) release Collateral with a value exceeding $2,500,000 in the aggregate (except if the sale or other disposition of such Collateral is permitted under the Loan Documents); (i) amend or waive clause (ii) of the definition of "Enforcement Period" contained in the Intercreditor Agreement referred to in Schedule D; and (j) amend or waive this Section 11.2 or the definitions of the terms used in this Section 11.2 insofar as the definitions affect the substance of this Section 11.2; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Amended Revolving Credit Note shall be effective without the written concurrence of the holder of that Amended Revolving Credit Note . No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Amended Revolving Credit Notes at the time outstanding and each future holder of the Amended Revolving Credit Notes.

          11.3 Fees and Expenses. Borrower shall reimburse Agent for all of its out-of-pocket expenses incurred in connection with
(i) the preparation of this Agreement and the other Loan Documents (including the fees and expenses of Agent's counsel, advisors, consultants and auditors retained in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and advice in connection therewith), (ii) wire transfers to the account of Borrower and (iii) Letter of Credit Obligations. Borrower shall reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel and other advisors (including environmental and management consultants), for advice, assistance or other representation in connection with:

          (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of the Revolving Credit Advances;

          (b) any amendment, modification or waiver of, or consent with respect to, this Agreement or any of the other Loan Documents or advice in connection with the administration of the loans made pursuant hereto or Agent's or any Lender's rights hereunder or thereunder;

          (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as a party, witness or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower, any Subsidiary of Borrower or any other Person that may be obligated to Agent or Lenders by virtue of this Agreement or any of the other Loan Documents;

          (d) any attempt to enforce any rights of Agent or any Lender against Borrower, any Subsidiary of Borrower or any other
Person that may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents; or

          (e) any attempt to (i) monitor the Revolving Credit Advances, Letter of Credit Obligations or any other Obligations,
(ii) evaluate, observe or assess Borrower, any of its Subsidiaries or Borrower's or any of its Subsidiaries' affairs or (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including all the attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees shall include: fees, costs and expenses of environmental advisors to advise Agent, but not to conduct any on site environmental review or testing, appraisers, management and other consultants, paralegals, court costs and expenses, photocopying and duplication expenses, court reporter fees, costs and expenses, long distance telephone charges, air express charges, telegram charges, secretarial overtime charges, expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services, and, in accordance with the GE Capital Fee Letter, fees, costs and expenses of Agent's internal collateral auditors, provided that so long as no Default or Event of Default has occurred and is continuing such collateral audits or examinations shall be conducted not more frequently than four (4) times in any Fiscal Year; and, following the occurrence and during the continuance of any Default or Event of Default, environmental advisors for any reason, including to conduct on site environmental reviews and testing, outside accountants, and investment bankers.

          11.4 No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default under the Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower and its Subsidiaries contained in this Agreement or any of the other Loan Documents and no Default or Event of Default under this Agreement and no defaults or events of default under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and Requisite Lenders and directed to Borrower specifying such suspension or waiver.

          11.5 Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Agent or any Lender may have under any other agreement, including the Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

          11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and the other Loan Documents.

          11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision contained in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

          11.8 Authorized Signature. Until Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower or a Guarantor Subsidiary, as appropriate, listed on
Schedule 11.8 shall bind Borrower or such Guarantor Subsidiary, as the case may be, and be deemed to be the act of Borrower or such Guarantor Subsidiary, as the case may be, affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors or such Guarantor Subsidiary's Board of Directors, as appropriate. Agent shall be entitled to assume the authenticity of each signature and the authority of each Person whose signature it is or appears to be unless the responsible Person of Agent acting in reliance thereupon shall have actual knowledge, at the time of reliance thereon, of the fact that such signature is false or the Person whose signature or purported signature is presented is without authority.

          11.9 GOVERNING LAW; CONSENT TO JURISDICTION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER, AGENT AND LENDERS HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, ANY GUARANTOR SUBSIDIARY, AGENT OR ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT AGENT, LENDERS, BORROWER AND EACH GUARANTOR SUBSIDIARY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT OR LENDERS. BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS HEREBY WAIVE ANY OBJECTION WHICH THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER, EACH GUARANTOR SUBSIDIARY, AGENT AND LENDERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED, IN THE CASE OF NOTICE TO BORROWER OR ANY GUARANTOR SUBSIDIARY, TO BORROWER, IN THE CASE OF NOTICE TO AGENT, TO AGENT, IN THE CASE OF NOTICE TO A LENDER, TO SUCH LENDER, AT THEIR RESPECTIVE ADDRESSES SET FORTH ON SCHEDULE 11.10 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

          11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this
Section 11.10), (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule 11.10 or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated on Schedule 11.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          11.11  Section Titles.  The Section titles and Table of
Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

          11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN AGENT, LENDERS, BORROWER OR ANY DOMESTIC SUBSIDIARY ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          11.14 Confidentiality. Each of the Lenders and Agent agrees to exercise reasonable efforts to keep any non-public information delivered or made available to it pursuant to this Agreement or any other Loan Document, which Borrower has identified in writing as confidential information, confidential from any Person other than officers, employees, agents, designees or representatives of such Lender or Agent who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement or any of the other Loan Documents, or Revolving Credit Advances, Letter of Credit Obligations or any other transaction contemplated hereby or thereby; provided, that, nothing herein shall prevent Agent or any Lender from disclosing such information to any bona fide assignee, transferee or participant that has agreed in writing to comply with this Section
11.14 in connection with the contemplated assignment or transfer of any Revolving Credit Advances or Letter of Credit Obligations or participations therein; to any of its Affiliates to the extent any such Affiliates require such information in the ordinary course of Agent's or such Lender's credit committee or asset management procedures; or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or as required in connection with the exercise of any remedy under this Agreement or any of the other Loan Documents.

          11.15  Reaffirmation of Guaranty.  Each Guarantor
Subsidiary hereby reaffirms all of its covenants and obligations under the Guaranty and the Contribution Agreement, each dated as of May 21, 1993 and delivered in connection with the Initial Credit
Agreement.

                    [signature pages follow]


          IN WITNESS WHEREOF, this Second Amended and Restated
Credit Agreement has been duly executed as of the date first written above.


                              ZENITH ELECTRONICS CORPORATION


                              By: /s/ Willard C. McNitt
                                 ________________________________

                              Title: Vice President - Treasurer
                                    _____________________________


                              GENERAL ELECTRIC CAPITAL CORPORATION


                              By: /s/ Robert Battle
                                 ________________________________

                              Title: Duly Authorized Signatory
                                     ____________________________


                              THE BANK OF NEW YORK COMMERCIAL
                              CORPORATION


                              By: /s/ Stephen V. Mangiante
                                 ________________________________

                              Title: Vice President
                                    _____________________________


                              CONGRESS FINANCIAL CORPORATION


                              By: /s/ Kenneth Donahue
                                 ________________________________

                              Title: Assistant Vice President
                                    _____________________________




ACKNOWLEDGED AND AGREE TO BE
BOUND BY ANY AND ALL PROVISIONS
HEREOF AFFECTING THEM:

ZENITH DISTRIBUTING CORPORATION
OF ILLINOIS


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________

ZENITH DISTRIBUTING CORPORATION -
MIDSTATES


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION
OF NEW ENGLAND


By: /s/ Willard C. McNitt
__________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION
OF NEW YORK


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION -
SOUTHEAST


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH DISTRIBUTING CORPORATION -
WEST


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH/INTEQ, INC.


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________

ZENITH ELECTRONICS CORPORATION
OF ARIZONA


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH ELECTRONICS CORPORATION
OF TEXAS


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH MICROCIRCUITS CORPORATION


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________


ZENITH VIDEO TECH CORPORATION


By: /s/ Willard C. Mcnitt
____________________________

Title: Treasurer
_________________________


ZENITH VIDEO TECH CORPORATION -
FLORIDA


By: /s/ Willard C. Mcnitt
____________________________

Title: Treasurer
_________________________


ZENTRANS, INC.


By: /s/ Willard C. McNitt
____________________________

Title: Treasurer
_________________________